Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-162537

The information in this prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission relating to these securities is effective. We will deliver a final prospectus supplement and prospectus to purchasers of these securities. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated December 6, 2010

P R O S P E C T U S    S U P P L E M E N T

(to prospectus dated November 10, 2009)

$95,000,000

SWS Group, Inc.

    % Convertible Senior Notes due 2015

We are offering $95,000,000 principal amount of     % Convertible Senior Notes due 2015. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. The notes will mature on December 15, 2015, unless earlier repurchased by us or converted.

Holders may convert their notes at their option into shares of our common stock at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date. The initial conversion rate for the notes will be             shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock). Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest.

Following certain corporate transactions, we will increase the applicable conversion rate for a holder that elects to convert its notes in connection with such corporate transactions by a number of additional shares of our common stock as described in this prospectus supplement.

On or after December 15, 2013, if the last reported sale price of our common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption to holders exceeds 130% of the applicable conversion price in effect on each such trading day, we may redeem for cash all or part of the notes at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, to, but excluding, the redemption date plus a “make-whole premium” (as defined in this prospectus supplement). We must make the make-whole premium payments on all notes called for redemption prior to December 15, 2015, including notes converted after the date we provide the notice of redemption.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date, as defined herein.

The notes will be our senior unsecured obligations, will be equal in right of payment with our other senior unsecured debt and will be senior in right of payment to our debt that is expressly subordinated to the notes, if any. The notes will be effectively junior to our secured indebtedness, if any, to the extent of the assets securing such indebtedness. The notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries.

The notes will not be listed on any securities exchange. Our common stock trades on the New York Stock Exchange under the symbol “SWS.” On December 3, 2010, the last sale price of our common stock as reported on the New York Stock Exchange was $5.25 per share.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

	Per Note	Total
Public offering price (1)%		$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to us	%	$

(1)	Plus accrued interest from December , 2010, if settlement occurs after that date.

The underwriter may exercise its right to purchase up to an additional $14,250,000 principal amount of the notes for 30 days after the date of this prospectus supplement solely to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about                     , 2010.

BofA Merrill Lynch

The date of this prospectus supplement is                     , 2010.

PROSPECTUS SUPPLEMENT

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we are offering to sell our notes using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes the specific terms of this offering of notes. The accompanying prospectus gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.” If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

We are responsible for the information contained in, or incorporated by reference into, this prospectus supplement or any pricing supplement or contained in any free writing prospectus prepared by us or on our behalf that we have referred to you. Neither we, nor the underwriter, have authorized anyone to provide you with additional information or information different from that contained in, or incorporated by reference into, this prospectus supplement or any pricing supplement or contained in any free writing prospectus filed with the SEC and we take no responsibility for any other information that others may give to you. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Unless otherwise indicated or required by the context, the terms “we,” “us,” “our,” “SWS” and the “company” mean SWS Group, Inc. collectively with all of its subsidiaries, and references to “SWS Group” mean solely SWS Group, Inc. as a single entity.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The phone number is 1-800-732-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

This prospectus supplement is part of a registration statement on Form S-3 we filed with the SEC relating to the securities that we may offer. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to SWS and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. In addition, the registration statement may be accessed at the SEC’s web site. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our website at http://www.swsgroupinc.com as soon as reasonably practicable after we electronically file such material with, or otherwise furnish it to, the SEC. Information on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we make with the SEC under Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering:

•	Our Annual Report on Form 10-K for the year ended June 25, 2010, as filed with the SEC on August 31, 2010;

•

The information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended June 25, 2010 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 8, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 24, 2010, as filed with the SEC on November 3, 2010;

•	Our Current Reports on Form 8-K filed with the SEC on August 19, 2010, October 13, 2010, October 28, 2010, and November 19, 2010; and

•

The description of our common stock, which is contained in our registration statement on Form 8-A, filed with the SEC on September 19, 1997, as updated or amended in any amendment or report filed for such purpose.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:

SWS Group, Inc.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

Attention: Corporate Secretary

(214) 859-1800

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “indicates,” “anticipates,” “projects,” “expects,” “intends,” “plans,” “budgets,” “targets,” “seeks,” “objective,” “may,” “will,” “would,” or “should” or other variations or similar words.

The forward-looking statements contained and incorporated by reference in this prospectus supplement and the accompanying prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf.

Factors that could cause our results to differ materially from the results discussed in such forward-looking statements include, but are not limited to, the following:

•

the ability to meet regulatory capital requirements administered by federal agencies, including without limitation, those established by the Memorandum of Understanding, or MOU, with the Office of Thrift Supervision, or OTS;

•	the credit-worthiness of our correspondents, counterparties in securities lending transactions and of our banking and margin customers;

•	the level of customer margin loan activity and the size of customer account balances;

•	the demand for housing in Texas, New Mexico and the national market;

•	the ability of borrowers to meet their contractual obligations and the adequacy of our allowance for loan losses;

•	the potential of litigation and other regulatory liability;

•	the demand for investment banking services;

•	general economic conditions, especially in Texas and New Mexico and investor sentiment and confidence;

•	the value of collateral securing the loans we hold;

•	the interest rate environment;

•	the volume of trading in securities;

•	the liquidity in capital markets;

•	the volatility and general level of securities prices and interest rates;

v

•	competitive conditions in each of our business segments;

•	changes in accounting, tax and regulatory compliance requirements;

•	the potential for misconduct or error on the part of employees or entities with whom business is done;

•	the ability to attract and retain key personnel; and

•	the availability of credit lines.

Our future operating results also depend on our operating expenses, which are subject to fluctuation due to:

•	variations in the level of compensation expense incurred as a result of changes in the number of total employees, competitive factors, or other market variables;

•	variations in expenses and capital costs, including depreciation, amortization and other non-cash charges incurred to maintain our infrastructure; and

•	unanticipated costs which may be incurred from time to time in connection with litigation, regulation and compliance, loan analysis and modification or other contingencies.

Other factors, risks and uncertainties that could cause actual results to differ materially from our expectations are discussed under the heading “Risk Factors” below and as otherwise described in our periodic filings with the SEC.

These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. All forward-looking statements we make speak only as of the date on which they are made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any statement is based.

SUMMARY

This summary highlights information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. The following summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and the notes to those financial statements contained in those documents. See “Where You Can Find More Information.”

SWS Group, Inc.

We are a diversified financial services holding company focused on delivering a broad range of investment and commercial banking and related financial services to individual, corporate and institutional investors, broker/dealers, governmental entities and financial intermediaries.

Business Overview

We operate through four complementary business segments: retail, institutional, banking and clearing. The segments are managed separately based on types of products and services offered and their related client bases. The segments are consistent with how we manage our resources and assess our performance.

Retail

We act as securities broker for retail investors in the purchase and sale of securities, options, commodities and futures contracts that are traded on various exchanges or in the over-the-counter market. As a securities broker, we extend margin credit on a secured basis to our retail customers in order to facilitate securities transactions. Through our insurance subsidiaries, we hold insurance licenses in 43 states in order to facilitate the sale of insurance and annuity products by our financial advisors to retail clients. We have a strong commission/fee-based recurring revenue stream comprised of commissions charged on securities transactions, fees from managed accounts and the sale of insurance products as well as net interest income from retail customer balances.

Our financial advisors work with their individual clients to create investment portfolios based on the client’s specific financial goals and tolerance for risk. We provide access to fee-based platforms and a wide array of products and services, including access to investment management programs that can be tailored to the individual client relationship to enhance the financial advisor’s business and benefit his or her clients.

As of November 3, 2010, we had 19 retail brokerage offices in Texas, Oklahoma, California and Nevada, and we employed more than 196 financial advisors. In addition, we had contracts with over 300 individual independent financial advisors for the administration of their securities business. These financial advisors must conduct their securities business through us and cover their own direct expenses.

Institutional

We serve institutional customers in the areas of securities borrowing and lending, public finance, municipal sales and underwriting, investment banking, fixed income sales and trading and equity sales.

Our securities lending business includes borrowing and lending securities for other broker/dealers, lending institutions, and our own clearing and retail operations. Generally, we earn net interest income based on the spread between the interest rate on cash or similar collateral we deposit and the interest rate paid on cash or similar collateral we receive. Our investment banking and public finance business assists corporate and public entity clients in meeting their financial needs and finding the most advantageous means of raising capital. Our public finance and municipal sales and underwriting professionals assist public bodies in origination, syndication and distribution of securities of municipalities and political subdivisions. Our corporate finance professionals arrange and evaluate mergers and acquisitions, offer private placements with institutional and individual investors, assist clients with raising capital, and provide other consulting and advisory services.

Our fixed income sales and trading group specializes in trading and underwriting U.S. government and agency bonds, corporate bonds, municipal bonds, mortgage-backed, asset-backed and commercial mortgage-backed securities and structured products. The clients of our fixed income group include corporations, insurance companies, banks, mutual funds, money managers and other institutions. Our equity trading department focuses on providing best execution for equity and option orders for clients. We also execute institutional portfolio trades and are a market maker in a limited number of listed securities.

Banking

We offer banking services to local businesses through 14 full service banking centers in Texas and 2 full service banking center in New Mexico. We specialize in two primary areas, business banking and mortgage purchase. Our focus in business banking includes commercial lending and small business lending. We originate the majority of our loans internally and we believe this business model helps us develop a more valuable franchise. Our mortgage purchase division purchases participations in newly originated residential loans from various mortgage bankers nationwide. The loans are pre-committed for sale to the secondary market and remain on our books for an average of 10-20 days. Although we are exposed to credit risk before the loans are sold, there is no recourse to us once the sale has closed.

Clearing

For more than 35 years, we have provided clearing and execution services for other broker/dealers (predominantly on a fully disclosed basis). Our clientele includes general securities broker/dealers and firms specializing in high volume trading. Currently, we provide cost-effective, integrated trade execution, clearing and client account processing to 169 financial services organizations under contracts throughout the United States and Canada.

We support a wide range of clearing clients, including discount and full-service brokerage firms, direct access firms, registered investment advisers and institutional firms. In addition to clearing trades, we tailor our service to meet the specific business needs of our clearing clients (“correspondents”) and offer products and services such as recordkeeping, trade reporting, accounting, general back-office support, securities and margin lending, reorganization assistance and custody of securities.

Corporate Information

We are a Delaware corporation and were incorporated in 1972. Our common stock is listed on the New York Stock Exchange under the symbol “SWS.” Our principal executive offices are located at 1201 Elm Street, Suite 3500, Dallas, Texas 75270. Our telephone number is (214) 859-1800 and our website is www.swsgroupinc.com. Information contained on our website is not incorporated into this prospectus supplement or our other securities filings and is not part of this prospectus supplement.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read this entire prospectus supplement and the documents incorporated by reference herein, including the financial statements and related notes, before making an investment in the notes. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer to SWS Group, Inc. and not to any of its consolidated subsidiaries.

Issuer	SWS Group, Inc., a Delaware corporation.

Securities	$95.00 million aggregate principal amount of % Convertible Senior Notes due 2015 ($109.25 million if the underwriter’s overallotment option is exercised in full).

Maturity	December 15, 2015, unless earlier converted, redeemed or repurchased.

Issue Price	100% plus accrued interest, if any, from December , 2010.

Interest	Interest on the notes will accrue at a rate of % per year on the principal amount from , 2010, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011.

Conversion Rights	Holders may convert their notes at their option at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date for the notes in multiples of $1,000 principal amount.

The conversion rate for the notes is initially             shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock), subject to adjustment as described in this prospectus supplement.

In addition, following certain corporate transactions, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances as described under “Description of Notes—Adjustment to Shares Delivered Upon Conversion Upon Certain Corporate Transactions.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, including any additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest (including any additional interest) will be deemed paid by the shares of our common stock, together with any cash payment for any fractional share, into which a note is convertible.

Redemption of Notes at Our Option	Prior to December 15, 2013, the notes will not be redeemable at our option. On or after December 15, 2013, if the last reported sale price of our common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the trading day prior to the date on which we provide the notice of redemption to holders is more than 130% of the applicable conversion price in effect on each such trading day, we may redeem for cash all or part of the notes.

The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, payable in cash, plus a “make-whole premium” payment in cash, equal to the present values of the remaining scheduled payments of interest on the notes to be redeemed through December 15, 2015 (excluding interest accrued to, but excluding, the redemption date). The present values of the remaining interest payments will be computed using a discount rate equal to     %.

We must make these make-whole premium payments on all notes called for redemption prior to December 15, 2015, including notes converted after the date we provide the notice of redemption but prior to the close of business on the business day prior to the redemption date.

We will provide not less than 30 and not more than 60 days’ written notice of redemption by mail to each registered holder of notes to be redeemed, and issue a press release (and make the press release available on our website) announcing such notice of redemption. See “Description of Notes—Optional Redemption by Us.”

Fundamental Change Permits Holders to Require Us to Purchase Notes	If we undergo a “fundamental change” (as defined in this prospectus under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including any additional interest, if any, to, but excluding the fundamental change purchase date.

Ranking

The notes will be our general unsecured obligations and will rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the notes, if any. The notes will rank equally in right of payment with all of our existing and future unsecured and non-subordinated senior indebtedness. The notes will effectively rank junior to our secured indebtedness, if any, to the extent the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness, if any, will be available to pay obligations on the notes only after all such secured indebtedness has been repaid in full from such assets. The notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries.

As of September 24, 2010, our subsidiaries had outstanding $266.3 million of senior indebtedness and our subsidiaries had $4.2 billion of total liabilities.

The indenture pursuant to which the notes will be issued (the “indenture”) will not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds	We intend to use approximately $75.0 million of the net proceeds from this offering as an investment in our bank subsidiary, Southwest Securities, FSB, or the Bank to support the Bank’s compliance with capital requirements imposed by the OTS. All amounts contributed to the Bank will qualify as Tier 1 capital for regulatory capital purposes and become part of the Bank’s general funds. We intend to use any remaining proceeds for general corporate purposes, which may include additional investments in the Bank. The net proceeds may be invested temporarily in short-term marketable securities until they are used for their stated purposes.

Book-Entry Form	The notes will be issued in the form of one or more registered notes in global form, without interest coupons, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct or indirect participants, and any such interest may not be exchanged for certificated notes, except in limited circumstances. See “Description of Notes—Book-Entry, Settlement and Clearance.”

Denominations	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Absence of a Public Trading Market for the Notes	The notes will be a new issue of securities for which there is currently no established trading market. Accordingly, we cannot assure you that a trading market for the notes will develop or as to the liquidity of any market that may develop. The underwriter has advised us that it currently intends to make a market in the notes. However, it is not obligated to do so and any market-making activities with respect to the notes may be discontinued at any time without notice. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any interdealer quotation system.

New York Stock Exchange Symbol	Our common stock trades on the New York Stock Exchange under the symbol “SWS.”

Taxation	You should consult your tax advisor with respect to the U.S. federal income tax consequences of the purchase, ownership, disposition and conversion of the notes, and the ownership and disposition of shares of our common stock received upon a conversion of the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain Material U.S. Federal Income Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association.

Risk factors	For a discussion of the factors you should carefully consider before deciding to invest in the notes, see “Risk Factors” beginning on page S-11 of this prospectus supplement and “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 25, 2010, and information in other documents that we file with the SEC, which are incorporated by reference into this prospectus supplement.

Summary Consolidated Financial Data

The following table summarizes our consolidated financial data which is derived from our consolidated financial statements. The summary consolidated financial data as of and for the years ended June 25, 2010, June 26, 2009 and June 27, 2008 have been derived from our audited financial statements for those years and are included in our Annual Report on Form 10-K for the fiscal year ended June 25, 2010 incorporated herein by reference. The summary consolidated data as of September 24, 2010 and September 25, 2009 and for each of the three-month periods then ended are derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 24, 2010 incorporated herein by reference and, in our opinion, include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation. Our results of operations for the three-month period ended September 24, 2010 may not be indicative of results that may be expected for the full year.

You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended June 25, 2010, which is incorporated herein by reference. Historical results are not necessarily indicative of results to be expected in the future.

	Year Ended			Three Months Ended
	June 25, 2010	June 26, 2009	June 27, 2008	September 24, 2010	September 25, 2009
				(Unaudited)
(In thousands, except share and per share amounts)
Revenues:
Net revenues from clearing operations	$10,584	$11,541	$13,951	$2,436	$2,626
Commissions	157,460	179,003	111,368	38,772	42,612
Interest	156,063	211,873	281,422	38,840	41,437
Investment banking, advisory and administrative fees	35,833	36,382	37,517	10,787	9,270
Net gains on principal transactions	41,361	34,831	8,653	12,195	14,819
Other	20,926	12,047	24,616	6,320	6,121

Total revenue	422,227	485,677	477,527	109,350	116,885
Interest expense	55,256	104,056	175,896	11,740	17,432

Net revenues	366,971	381,621	301,631	97,610	99,453

Non-Interest Expenses:
Commissions and other employee compensation	229,411	239,003	183,830	59,003	62,026
Occupancy, equipment and computer service costs	34,277	32,994	27,093	8,493	8,390
Communications	13,246	13,124	10,091	3,238	3,248
Floor brokerage and clearing organization charges	3,960	3,497	2,257	962	959
Advertising and promotional	4,032	4,547	3,861	654	1,005
Provision for loan loss	45,118	13,323	3,545	39,511	4,755
Other	41,479	36,704	21,845	16,026	14,093

Total non-interest expenses	371,523	343,192	252,522	127,887	94,476

Income (loss) from continuing operations before income tax expense	(4,552)	38,429	49,109	(30,277)	4,977
Income tax expense (benefit)	(1,659)	14,798	18,255	(9,529)	1,892

Income (loss) from continuing operations	(2,893)	23,631	30,854	(20,748)	3,085

Discontinued operations:
Income from discontinued operations	—	—	29	—	—
Income tax expense	—	—	(9)	—	—
Minority interest in consolidated subsidiaries	—	—	(3)	—	—

Income from discontinued operations	—	—	17	—	—

Income (loss) before extraordinary gain	(2,893)	23,631	30,871	(20,748)	3,085
Extraordinary gain, net of tax of $571	—	—	1,061	—	—

Net income (loss)	(2,893)	23,631	31,932	(20,748)	3,085

Other comprehensive income:
Recognition of net holding losses, net of tax of $1,740	—	3,231	—	—	—
Net holding gains and losses, net of tax of $81 in 2010; $(1,001) in 2009; and $(1,431) in 2008; $(20) and $0 for the three months ended September 24, 2010 and September 25, 2009, respectively	124	(1,857)	(2,611)	(66)	(46)

Net income (loss) recognized in other comprehensive income	124	1,374	(2,611)	(66)	(46)

Comprehensive income (loss)	$(2,769)	$25,005	$29,321	$(20,814)	$3,039

	Year Ended			Three Months Ended
	June 25, 2010	June 26, 2009	June 27, 2008	September 24, 2010	September 25, 2009
				(Unaudited)
(In thousands, except share and per share amounts)
Earnings per share—basic
Income (loss) from continuing operations	$(0.10)	$0.86	$1.12	$(0.64)	$0.11
Income from discontinued operations	—	—	—	—	—
Extraordinary gain	—	—	0.04	—	—

Net income (loss)	$(0.10)	$0.86	$1.16	$(0.64)	$0.11

Weighted average shares outstanding—basic	30,252,732	27,429,382	27,501,671	32,519,228	27,470,045

Earnings per share—diluted
Income (loss) from continuing operations	$(0.10)	$0.86	$1.12	$(0.64)	$0.11
Income from discontinued operations	—	—	—	—	—
Extraordinary gain	—	—	0.04	—	—

Net income (loss)	$(0.10)	$0.86	$1.16	$(0.64)	$0.11

Weighted average shares outstanding—diluted	30,252,732	27,508,585	27,602,158	32,519,228	27,532,943

Cash Flow Data

	Year Ended			Three Months Ended
	June 25, 2010	June 26, 2009	June 27, 2008	September 24, 2010	September 25, 2009
				(Unaudited)
(in thousands)
Cash flow provided by (used in):
Operating activities	$(259,531)	$226,689	$(197,690)	$172,046	$10,778
Investing activities	(172,403)	(253,396)	(201,110)	15,393	(28,356)
Financing activities	362,871	83,332	309,668	12,539	64,118

Bank Performance Ratios

	Year Ended			Three Months Ended
	June 25, 2010	June 26, 2009	June 27, 2008	September 24, 2010	September 25, 2009
Tier I (core) capital ratio	8.7%	9.1%	8.3%	8.3%	8.7%
Total risk-based capital ratio	12.2%	12.1%	10.7%	12.6%	12.2%
Return on assets	(0.8)%	0.2%	0.6%	(1.4)%	0.3%
Return on equity	(9.1)%	2.6%	6.8%	(15.9)%	3.7%
Equity to assets ratio	9.2%	8.5%	8.4%	8.9%	9.0%

Balance Sheet Data

		At September 24, 2010 (Unaudited)
	At June 25, 2010	Actual	As Adjusted(1)
(In thousands)
Cash and cash equivalents	$27,190	$227,168	$318,818
Total assets	4,530,691	4,567,177	4,662,177
Total stockholders’ equity	383,394	359,643	359,643
Total long-term debt(2)	99,107	100,950	195,950

(1)	As adjusted to reflect the anticipated net proceeds from this offering.
(2)	Includes Federal Home Loan Bank advances with maturities in excess of one year.

	Year Ended						Quarter Ended
	June 25, 2010		June 26, 2009	June 27, 2008	June 29, 2007	June 30, 2006	September 24, 2010
Ratio of Earnings to Fixed Charges(3)	—	(4)	1.36x	1.27x	1.28x	1.31x	—	(4)

(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income tax expense and fixed charges consist of interest expense and a portion of rental expense on operating leases deemed to be representative of an interest factor.
(4)	The amounts by which earnings were insufficient to cover fixed charges in the year ended June 25, 2010 and the quarter ended September 24, 2010 were $4.6 million and $30.3 million, respectively.

RISK FACTORS

Any investment in the notes and our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained herein or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, which could adversely affect your investment in the notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related To Our Company

We are required to take certain actions pursuant to our current MOU with the OTS, and further deterioration in our condition could result in additional regulatory actions.

As described under “Regulatory Matters—Banking Regulation” below, the Bank is subject to a Memorandum of Understanding, or MOU, with the OTS. Under the terms of the MOU, the Bank has agreed to take various actions to improve the Bank’s capital position, asset quality and profitability, among other requirements. The OTS has established higher minimum capital ratios for the Bank than the regulatory minimums, and also has subjected the Bank to a number of operating restrictions. While management is committed to addressing and resolving the issues raised by the OTS and has already initiated corrective actions to comply with various requirements of the MOU, including the use of proceeds of this offering to provide additional capital to the Bank, no assurance can be given that the OTS will find the Bank’s compliance plan satisfactory. If the Bank is unable to fulfill the requirements of the MOU or if the economic environment causes additional deterioration in the Bank’s results of operations, the Bank could be subject to further supervisory action by the OTS. The Bank may be required to raise additional capital to assure compliance with mandated capital ratios. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, there can be no assurance of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital if and when needed, our ability to comply with applicable capital requirements and to further expand our operations through internal growth or acquisitions could be materially impaired. If the Bank is unable to comply with the MOU, including its capital requirements, or if the OTS or its successor determines additional action is necessary, we could be subject to additional regulatory actions, including the OTS or a successor regulator initiating formal cease and desist or other enforcement actions, which would have an adverse effect on our business.

Deteriorating credit quality, particularly in commercial, construction and real estate loans, has adversely impacted the Bank and may continue to adversely impact the Bank.

Beginning in fiscal 2009, the Bank began to experience a downturn in the overall credit performance of its real estate loans held for investment, as well as acceleration in the deterioration of general economic conditions in Texas and other areas of the United States. This deterioration, as well as increases in Texas unemployment levels, worsened in the third quarter of fiscal 2010. These conditions have caused increased financial stress on many of the Bank’s borrowers and have negatively impacted their ability to repay their loans. Classified and non-performing assets increased significantly in fiscal 2010, and real estate collateral values continued to decline in fiscal 2010. Due to these factors, the Bank significantly increased its loan loss reserves in fiscal 2010.

We expect credit quality to remain challenging and at elevated levels of risk at least through 2011. Continued deterioration in the credit quality of the Bank’s real estate loan portfolio could significantly increase nonperforming loans, require additional increases in loan loss reserves and elevate charge-off levels. The occurrence of any of these events could have a material adverse effect on the Bank’s capital, financial condition and results of operations and increase the risk of additional regulatory action.

Our allowance for loan losses may not be sufficient to cover actual loan losses.

Our loan customers may fail to repay their loans according to the terms, and the collateral securing the payment of these loans may be insufficient to assure repayment. Such loan losses could have a material adverse effect on our operating results. We make various assumptions, estimates, and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on a number of factors, including our own experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our systems for determining loan losses prove to be inadequate or we do not otherwise correctly classify loans as non-performing, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, and adjustments may be necessary that would have a material adverse effect on our operating results. For example, during the quarter ended September 24, 2010, we increased our allowance for loan losses primarily as a result of the reclassification of loans to held for sale from held for investment, the continued deterioration in the real estate market in North Texas and the continued uncertainty in the U.S. economy.

The Bank’s mortgage, residential construction, commercial real-estate and commercial lending businesses are dependent on the general health of the Texas economy.

The Bank’s residential construction, commercial real-estate, commercial and mortgage lending businesses are dependent on the general health of the Texas economy. The significant downturn in the Texas economy is adversely affecting these lines of business, and consequently our financial condition, results of operations and cash flow.

Our business is subject to numerous operational risks.

We must be able to consistently and reliably obtain securities pricing information and accurately assess loan values, process transactions and provide reports and other customer services. Any failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients. If any of our financial, portfolio accounting or other data processing systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, a financial loss, a disruption of our businesses, liability to our customers and clients, regulatory problems or damage to our reputation. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. In addition, our operations are dependent upon information from, and communications with, third parties, and operational problems at third parties may adversely affect our ability to carry on our business.

Our business is significantly dependent on net interest margins.

The profitability of our margin and stock lending businesses depends to a great extent on the difference between interest income earned on loans and investments of customer cash balances and the interest expense paid on customer cash balances and borrowings. The earnings and cash flows of the Bank are also dependent upon the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds.

Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, could affect the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings. Such changes could also affect our ability to originate loans and obtain deposits and the fair value of our financial assets and liabilities. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore our earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

Our net interest margins may decrease based on the mix of assets in our bank’s portfolio and our investment strategy.

In recent years, interest rates have declined to levels that have negatively impacted the net interest margin at the Bank. Furthermore, as our banking business moves from a real estate and construction lending focus to a commercial and small business lending focus, the interest rates on our loans is likely to decline. Additionally, as we reposition our bank’s balance sheet to include a portfolio of conservative investment securities, the net interest margin on these assets is likely to be less than we have historically earned on our loan portfolio. Our earnings and results of operations could be adversely affected by any reduction in our net interest margin due to our investment policies or market dynamics.

We may not be able to reduce our operating expenses as a way to reduce operating losses.

To the extent our net interest income declines or we face other declines in revenues, we may look to reduce our operating expenses where possible. However, we have limited control over certain costs, for example, the cost of meeting regulatory requirements and our cost to access capital or financing if needed. If we are unable to reduce our operating expenses, our results of operations could be adversely affected.

Our margin lending, stock lending, securities trading and execution, bank lending and mortgage purchase businesses are all subject to credit risk.

Credit risk in all areas of our business increases if securities prices decline rapidly because the value of our collateral could fall below the amount of indebtedness it secures. In rapidly appreciating markets, credit risk increases due to short positions. Our securities lending as well as our securities trading and execution businesses subject us to credit risk if a counterparty fails to perform or if collateral securing its obligations is insufficient. In securities transactions, we are subject to credit risk during the period between the execution of a trade and the settlement by the customer.

Our banking group is exposed to the risk that our loan customers may not repay their loans in accordance with their terms, the collateral securing the loans may be insufficient, or our loan loss reserve may be inadequate to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral. Our mortgage warehousing activities subject us to credit risk while mortgages are purchased and held for resale.

Significant failures by our customers, including correspondents, or clients to honor their obligations, together with insufficient collateral and reserves, could have a material adverse affect on our business, financial condition, results of operations and cash flow.

We depend on the highly skilled, and often specialized, individuals we employ.

Competition for the services of these employees is intense, and we cannot guarantee that our efforts to retain such personnel will be successful. We generally do not enter into employment agreements or noncompetition agreements with our employees. Our business, financial condition, operating results and cash flow could be materially impacted if we were to lose the services of certain of our loan production, private client group, securities lending or trading professionals. In particular, in our retail and institutional securities brokerage business we depend on the brokers and financial advisors that advise our clients, certain of whom generate significant income for us.

We face strong competition from larger firms.

The financial services business is intensely competitive and we expect it to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. Many of our competitors have a broader range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more professionals to serve their clients’ needs and better established relationships with clients than we have. These larger competitors may be better able to respond to industry change, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share generally.

We face liquidity risk, which is the potential inability to repay short-term borrowings with new borrowings or assets that can be quickly converted into cash while meeting other obligations and continuing to operate as a going concern.

Our liquidity may be impaired due to circumstances that we may be unable to control, such as general market disruptions or an operational problem that affects our trading clients, depositors, third parties or ourselves. Our ability to sell assets may also be impaired by regulatory constraints or if other market participants are seeking to sell similar assets at the same time. Our inability to borrow funds or sell assets to meet maturing obligations would have an adverse effect on our business, financial condition, results of operations and cash flow.

In addition, if our customers decide not to invest with us our liquidity could be adversely affected. If our retail banking and securities clients withdraw their deposits or our institutional customers withdraw their trading lines with us, our liquidity would be impaired. Furthermore, we currently have access to advances from the Federal Home Loan Bank. If we become subject to a cease and desist order or certain other regulatory actions, we may not have access to these advances and our liquidity could be impaired.

Our business and prospects, including our ability to attract and retain clients and employees, may be adversely affected if our reputation is harmed.

Our business is subject to significant reputational risks. If we fail, or appear to fail, to deal appropriately with various legal, regulatory or business issues, our reputation, business and prospects, including our ability to attract and retain clients and employees, could be seriously harmed. This could be the case not only in situations involving actual violations of law but also in circumstances where no laws have been violated. Our reputation could be harmed in many different ways, including as a result of perceived or actual failure to address conflicts of interest or ethical issues; failure to comply with legal or regulatory requirements; allegations of money laundering; violation of privacy policies; failure to properly maintain client and employee personal information; failure to maintain adequate or accurate records; allegations of unfair sales and trading practices; and improper identification of the legal, reputational, credit, liquidity and market risks inherent in our products. Publicity of a failure to appropriately address these issues could result in litigation claims or subject us to enforcement actions, fines and penalties and cause us to incur related costs and expenses. Legal liability or regulatory actions as a result of negative publicity could in turn cause significant additional reputational harm.

We depend on our computer and communications systems and an interruption in service would negatively affect our business.

Our businesses rely on electronic data processing and communications systems. The effective use of technology allows us to better serve clients, increases efficiency and enables firms to reduce costs. Our continued success will depend, in part, upon our ability to successfully maintain and upgrade the capability of our systems, our ability to address the needs of our clients by using technology to provide products and services that satisfy their demands and our ability to retain skilled information technology employees. Significant malfunctions or failures of our computer systems or any other systems in the trading process (e.g., record retention and data processing functions performed by third parties, and third party software, such as Internet browsers) could cause delays in customer trading activity. Such delays could cause substantial losses for customers and could subject us to claims from customers for losses, including litigation claiming fraud or negligence. In addition, if our computer and communications systems fail to operate properly, regulations would restrict our ability to conduct business. Any such failure could prevent us from collecting funds relating to customer transactions, which would materially impact our cash flow. Any computer or communications system failure or decrease in computer system performance that causes interruptions in our operations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our computer systems and network infrastructure could be vulnerable to security problems.

Hackers may attempt to penetrate our network security which could have a material adverse effect on our business. A party who is able to penetrate our network security could misappropriate proprietary information. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, discoveries in the field of cryptography and other discoveries, events or developments could lead to a compromise or breach of the algorithms that our licensed encryption and authentication technology uses to protect such confidential information. We may be required to expend significant capital and resources and engage the services of third parties to protect against the threat of such security, encryption and authentication technology breaches or to alleviate problems caused by such breaches. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability which could have a material adverse affect on our business, financial condition, results of operations and cash flow.

Our portfolio trading business is highly price competitive and serves a very limited market.

Our portfolio trading business serves one small component of the portfolio trading execution market with a small customer base and a high service model, charging competitive commission rates. Consequently, growing or maintaining market share is very price sensitive. We rely upon a high level of customer service and product customization to maintain our market share; however, should prevailing market prices fall, the size of our market segment decline or our customer base decline, our profitability would be adversely impacted. In addition, in our portfolio trading business we purchase securities as principal, which subjects our capital to significant risks. See “—Market fluctuations could adversely impact our securities business.”

Our existing correspondents may choose to perform their own clearing services or to move their clearing business to one of our competitors.

As our correspondents’ operations grow, they often consider the option of performing clearing functions themselves, in a process referred to as “self clearing.” As the transaction volume of a broker/dealer grows, the cost of implementing the necessary infrastructure for self-clearing may be offset eventually by the elimination of per transaction processing fees that would otherwise be paid to a clearing firm. Additionally, performing their own clearing services allows self-clearing broker/dealers to retain their customers’ margin balances, free credit balances and securities for use in margin lending activities. Furthermore, our correspondents’ may decide to use the clearing services of one of our competitors. Significant losses to self-clearing could have a material adverse affect on our business, financial condition, results of operations and cash flow.

Risk management processes may not fully mitigate exposure to the various risks that we face, including market, liquidity and credit risk.

We continue to refine our risk management techniques, strategies and assessment methods on an ongoing basis. However, risk management techniques and strategies, both ours and those available to the market generally, may not be fully effective in mitigating our risk exposure in all economic market environments or against all types of risk. For example, we might fail to identify or anticipate particular risks that our systems are capable of identifying, or the systems that we use, and that are used within the industry generally, may not be capable of identifying certain risks. Some of our strategies for managing risk are based upon our use of observed historical market behavior. We apply statistical and other tools to these observations to quantify our risk exposure. Any failures in our risk management techniques and strategies to accurately quantify our risk exposure could limit our ability to manage risks. In addition, any risk management failures could cause our losses to be significantly greater than the historical measures indicate. Further, our quantified modeling does not take all risks into account. As a result, we also take a qualitative approach in reducing our risk. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses.

We are subject to risks relating to litigation and potential securities law liabilities.

Many aspects of our business involve substantial risks of liability. In the normal course of our business, we have been subject to claims by clients dealing with matters such as unauthorized trading, churning, mismanagement, suitability of investments, breach of fiduciary duty or other alleged misconduct by our employees or brokers. We are sometimes brought into lawsuits based on actions of our correspondents. As underwriters, we are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. Prolonged litigation producing significant legal expenses or a substantial settlement or adverse judgment could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Misconduct or errors by our employees or entities with which we do business could harm us and is difficult to detect and prevent.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct or employee error could occur at our company. For example, misconduct could involve the improper use or disclosure of confidential information, and error could involve the failure to follow or implement procedures, either of which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter misconduct or errors and the precautions we take to detect and prevent this activity may not be effective in all cases. Our ability to detect and prevent misconduct or errors by entities with which we do business may be even more limited. We may suffer reputational harm for any misconduct or errors by our employees or those entities with which we do business.

Our banking subsidiary is subject to regulatory capital requirements that may limit its operations and potential growth.

The Bank is a federal savings bank that is subject to comprehensive supervision and regulation of the OTS, including risk-based, leverage and tangible capital ratio requirements. Capital requirements may rise above normal levels when the Bank experiences deteriorating earnings and credit quality, and the OTS may increase the Bank’s capital requirements based on general economic conditions and the Bank’s particular condition, risk profile and growth plans. Our MOU with the OTS provides that the Bank will maintain a total Tier I (core) capital ratio of 8%, and risk-based capital ratio of 12%. Compliance with capital requirements may limit Bank operations that require the intensive use of capital and could adversely affect the Bank’s ability to expand or maintain present business levels.

Several of our product lines rely on favorable tax treatment and changes in federal tax law could impact the attractiveness of these products to our customers.

We offer a variety of services and products, such as Individual Retirement Accounts and municipal bonds that rely on favorable federal income tax treatment to be attractive to our customers. Should favorable tax treatment of these products be eliminated or reduced, sales of these products could be materially impacted, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our assets as of September 24, 2010 include a deferred tax asset, the full value of which we may not be able to realize.

We recognize deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. As of September 24, 2010, our deferred tax assets were approximately $36.3 million. We regularly review our deferred tax assets for recoverability based on our history of earnings, expectations for future earnings and expected timing of reversals of temporary differences. Realization of deferred tax assets ultimately depends on the existence of sufficient taxable income, including taxable income in prior carryback years, as well as future taxable income. Although we believe this offering will not result in an ownership change, an ownership change under Internal Revenue Code Section 382 that occurs in the future could affect our ability to realize fully these deferred tax assets.

Insurance Risks.

Our operations and financial results are subject to risks and uncertainties associated with the increasing costs and regulatory changes related to our use of a combination of insurance, self-insured retention and self- insurance for a number of risks, including, without limitation, property and casualty, workers’ compensation, general liability, and the company-funded portion of employee-related health care benefits. While the nature and scope of increasing costs and regulatory changes cannot be predicted, they could have a material adverse effect on our business, financial condition, results of operations and cash flow.

The industry in which we compete has undergone a period of consolidation.

We face intense competition for the clients that we serve and the products and services we offer. There has been significant consolidation as financial institutions with which we compete have been acquired by or merged into or acquired other firms. This consolidation may continue. Competition is based on many factors, including the range of products and services offered, pricing, customer service, brand recognition, reputation and perceived financial strength. Consolidations may enable other firms to offer a broader range of products and services than we do, or offer such products at more competitive prices.

Strategic investments or acquisitions may result in additional risks and uncertainties in our business.

We intend to grow our core businesses through both internal expansion and through strategic investments and acquisitions. To the extent we make strategic investments or acquisitions, we face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls, and to integrate relationships with clients, vendors, and business partners. Acquisitions pose the risk that any business we acquire may lose clients or employees or could under-perform relative to expectations.

Risks Specific To Our Industries

Our business has been and may continue to be materially and adversely affected by financial market conditions and economic conditions generally.

Our business is materially affected by conditions in the financial markets and economic conditions generally around the world. Since mid-2007, and particularly during the second half of 2008 and continuing in 2010, the financial services industry and the securities markets generally have been materially and adversely affected by significant declines in the values of nearly all asset classes including, in particular, real estate loans. Concerns about financial institution profitability and solvency as a result of general market conditions, particularly in the credit markets, may cause our clients to reduce the level of business that they do with us. Declines in asset values, the lack of liquidity, general uncertainty about economic and market activity and a lack of consumer and investor confidence have negatively impacted, and may continue to negatively impact, our business.

Our financial performance is highly dependent on the environment in which we operate. A favorable business environment is generally characterized by, among other factors, high global gross domestic product growth, stable geopolitical conditions, transparent and efficient capital markets, liquid markets with active investors, low inflation, high business and consumer confidence, active new issuance markets for fixed income and equity securities and strong business earnings. Slowing growth, contraction of credit, increasing energy prices, declines in business or investor confidence or risk tolerance, increases in inflation, higher unemployment, outbreaks of hostilities or other geopolitical instability, corporate, political or other scandals that reduce investor confidence in capital markets and natural disasters, among other things, can affect the global financial markets. In addition, economic or political pressures in a country or region may cause local market disruptions and currency devaluations, which may also affect markets generally. In the event of changes in market conditions, such as interest or foreign exchange rates, equity, fixed income, commodity or real estate valuations, liquidity, availability of credit or volatility, our business could be adversely affected in many ways.

Overall, the business environment for the past two to three years has been extremely adverse and there can be no assurance that these conditions will improve in the near term. For the remainder of 2010, it is expected that adverse economic conditions and the recession will persist, causing a continuation of the unfavorable economic and market dynamics experienced in 2008 and 2009, and possibly leading to a further decline in economic and market conditions. These conditions have had, and will continue to have, a direct and material impact on our results of operations and financial condition because performance in the financial services industry is heavily influenced by the overall strength of economic conditions and financial market activity.

Our ability to access capital markets is dependent on market conditions and our credit standing, which could change unfavorably.

Factors that are significant to the determination of our credit worthiness or otherwise affect our ability to raise financing include the level and volatility of our earnings and whether we continue to have net losses; our relative competitive position in the markets in which we operate; our product diversification; our ability to retain key personnel; our risk profile; our risk management policies; our cash liquidity; our capital adequacy; our corporate lending credit risk; and legal and regulatory developments. Additionally, market conditions can be unfavorable for our industry causing banks and other liquidity providers to reduce or limit credit to our industry segment. This could cause an increase in the cost of funding new or existing businesses.

The real estate market downturn, both residential and commercial, and particularly in Texas and New Mexico, could adversely impact our banking business.

We are subject to risks as a result of the current downturn in the housing and commercial real estate markets. In the past, we focused our lending on commercial and residential lending and, as a result, a majority of the loans we held in our loan portfolio as of September 30, 2010 were comprised of such loans. Our loan customers may fail to repay their loans according to the terms, and the value of collateral securing the payment of these loans has declined and may be insufficient to assure repayment. Such loan losses could have a material adverse effect on our operating results. Texas and New Mexico currently have an oversupply of finished vacant housing and commercial real estate properties that will take some time for the market to absorb. This oversupply may result in a further deterioration of our loan portfolio. Significant fluctuations in mortgage rates and high rates of unemployment could also adversely affect our loan portfolio. A prolonged downturn in the housing and commercial real estate market could have a significant adverse affect on our business, financial condition, results of operations and cash flow.

Our revenues may decrease if securities transaction volumes decline.

Our securities business depends upon the general volume of trading in the U.S. securities markets. If the volume of securities transactions should decline, revenues from our securities brokerage, securities lending and clearing businesses would decrease and our business, financial condition, results of operations and cash flow would be materially and adversely impacted.

Market fluctuations could adversely impact our securities business.

We are subject to risks as a result of fluctuations in the securities markets. Our securities trading, market-making and underwriting activities involve the purchase and sale of securities as a principal, which subjects our capital to significant risks. Market conditions could limit our ability to sell securities purchased or to purchase securities sold in such transactions. If price levels for equity securities decline generally, the market value of equity securities that we hold in our inventory could decrease and trading volumes could decline. In addition, if interest rates increase, the value of debt securities we hold in our inventory would decrease. Rapid or significant market fluctuations could adversely affect our business, financial condition, results of operations and cash flow.

Recently enacted regulatory reform legislation will impose additional regulatory requirements on us. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

On July 21, 2010, the President of the United States signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. The ultimate effect of the Dodd-Frank Act and its implementing regulations on the financial services industry in general, and on us in particular, is uncertain at this time. SWS Group and the Bank will be subject to significant additional regulatory requirements, which may have a material impact on each or both of them, or SWS as a whole. The key effects of the Dodd-Frank Act on our business are:

•	changes to the supervisory structure for SWS Group and the Bank;

•	changes to regulatory capital requirements applicable to SWS Group and the Bank;

•	establishment of a consumer financial protection bureau with broad authority to implement new consumer protection regulations; and

•	increases in the minimum reserve ratio for the deposit insurance fund of the Federal Deposit Insurance Corporation, or FDIC, to 1.35% and a change in the base for FDIC insurance assessments.

As a result of the Dodd-Frank Act, the OTS will be abolished. On July 21, 2011 (unless extended by up to six months), the OCC will take over supervision and regulation of federal thrifts, such as the Bank, and the Federal Reserve Board, or FRB, will take over supervision and regulation of savings and loan holding companies, including SWS Group. As a result, we expect to become subject to regulatory capital and activity requirements similar to those currently imposed on bank holding companies regulated by the FRB. The Dodd-Frank Act will also require that SWS Group serve as a “source of strength” for the Bank and will eventually result in new minimum capital requirements for depository institution holding companies.

The Dodd-Frank Act also creates a new independent regulatory body, the Consumer Financial Protection Bureau, or the Bureau, which has been given broad rulemaking authority to implement the consumer protection laws that apply to banks and thrifts and to prohibit “unfair, deceptive or abusive” acts and practices. The Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by this new independent regulatory body.

Full implementation of the Dodd-Frank Act will require many new rules to be issued by numerous federal regulatory agencies over the next several years. Given the significance of the changes and the additional regulatory action required for many of the new provisions, we cannot predict all of the ways or the degree to which our business, financial condition and results of operations may be affected by the Dodd-Frank Act once it is fully implemented. We expect, at a minimum, that our compliance costs will increase.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different counterparties and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. As a result, defaults by, or even speculation about, one or more financial services institutions, or the financial services industry generally, have led to market wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the receivable due us. Any such losses could be material and could materially and adversely affect our business, financial condition, results of operations and cash flow.

Failure to comply with the extensive state and federal laws governing our securities and banking operations, or the regulations adopted by several self-regulatory agencies having jurisdiction over us, could have material adverse consequences for us.

Broker/dealers and banks are subject to regulation in almost every facet of their operations. Our ability to comply with these regulations depends largely on the establishment and maintenance of an effective compliance system as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed non-compliance with these laws or regulations or possibly for the claimed non-compliance of our correspondents. If a claim of non-compliance is made by a regulatory authority, the efforts of our management could be diverted to responding to such claim and we could be subject to a range of possible consequences, including the payment of fines and the suspension of one or more portions of our business.

Our clearing contracts generally include automatic termination provisions which are triggered in the event we are suspended from any of the national exchanges of which we are a member for failure to comply with the rules or regulations thereof. Compliance with capital requirements could limit our ability to pay dividends or may impede our ability to repurchase shares of our capital stock. In addition, today’s economic and political environment calls into question the present regulatory structure and the laws and rules enforced thereunder. As such, it is likely that the rules and regulatory structure with which our business must comply will change. While the nature and scope of these regulatory changes cannot be predicted, they could have a material adverse effect on our business, financial condition, results of operations and cash flow. See “Regulatory Matters.”

Risks Related to the Notes and Our Common Stock

We may not have sufficient cash flow to make payments on the notes.

Our ability to pay principal and interest on the notes and to fund our planned capital expenditures depends on our future operating performance. For the three months ended September 24, 2010, we reported a net loss of $20.7 million, as compared to a net income of $3.1 million for the three months ended September 25, 2009. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive and regulatory factors. Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on the notes.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the provisions of the indenture pursuant to which the notes are issued could lead to the acceleration of our obligation to repay the notes. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes are effectively subordinated to our future secured debt and any liabilities of our subsidiaries.

Our obligations under the notes are unsecured. The notes will be equal in right of payment with all of our future unsecured senior debt and senior in right of payment to our debt that is expressly subordinated to the notes, if any. The notes will be structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries. The notes will also be effectively junior to our secured debt, if any, to the extent of the value of the assets securing such debt. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and other liabilities will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In addition, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, bankruptcy, liquidation or reorganization, our assets that secure any of our secured debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on any or all of the notes then outstanding. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional debt or other liabilities.

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if you receive shares of our common stock upon conversion and only as of the date you receive such shares. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The market price of the notes is expected to be significantly affected by the market price of our common stock, which may be volatile and will be affected by factors beyond our control.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock may fluctuate significantly in response to a variety of factors including, among other things:

•	economic conditions, particularly in Texas and New Mexico;

•	conditions in real estate markets;

•	actual or anticipated variations in quarterly results of operations;

•	recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in the banking and financial services industry;

•	changes in government regulation;

•	perceptions in the marketplace regarding us and/or our competitors;

•	new technology used, or services offered, by us or our competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

In addition, the stock market in recent years has experienced significant price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. As a result of these factors, among others, the value of your investment may decline because a decrease in the market price of our common stock would likely adversely impact the trading price of the notes.

Issuances of additional shares of our common stock could cause the price of our common stock to decline and could be dilutive.

In order to raise additional capital, due to regulatory requirements or otherwise, we may in the future offer shares of our common stock or other securities convertible into, or exchangeable for, our common stock. Sale of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. Furthermore, we cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the conversion price per share of the notes in this offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the conversion price per share at the time of conversion of the notes, investors who convert our notes into common stock will suffer a dilution of their investment.

Upon conversion of the notes, you may receive common stock that is less valuable than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day the shares of common stock are delivered to you.

If the price of our common stock decreases between the conversion date for any notes and the related settlement date, the value of the shares received will be adversely affected. As a result, upon conversion of the notes, you may receive common stock that is less valuable than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day shares of common stock are delivered to you. See “Description of Notes—Conversion Procedures.”

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us, except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Description of Notes—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.”

The conversion rate for notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets to our stockholders, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rate Adjustments.” Such conversion rate will not be adjusted, however, for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to such conversion rate.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change as required by the indenture governing the notes.

Holders may require us to purchase their notes upon a fundamental change at 100% of their principal amount plus accrued and unpaid interest (including additional interest) as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” A fundamental change may also constitute an event of default, and result in the effective acceleration of the maturity of our then-existing indebtedness. There can be no assurance that we would have sufficient financial resources, or would be able to arrange financing, to pay in cash the fundamental change purchase price for the notes surrendered by the holders. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by the agreements governing our indebtedness that exist at the time of the repurchase. Failure by us to purchase the notes when required will result in an event of default with respect to the notes under the indenture.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to purchase the notes or to increase the conversion rate of the notes.

Upon the occurrence of certain fundamental change transactions described under “Description of Notes,” you have the right to require us to repurchase your notes and may have the right to convert your notes with an increased conversion rate. However, the fundamental change provisions will only afford protection to holders of notes in the event of certain transactions. Other transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes or provide you with the right to convert your notes at an increased conversion rate, but could nevertheless adversely affect the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes or to convert the notes at an increased conversion rate, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings or adversely affect the value of the notes, thereby adversely affecting the holders of notes.

The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction constituting a make-whole fundamental change, as described under “Description of Notes,” occurs, under certain circumstances we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in, or the price of our common stock over a ten trading-day period immediately preceding the effective date of, such transaction, as described under “Description of Notes—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.” The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the stock price for such transaction (determined as described under “Description of Notes—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions”) is greater than $             per share, or if such price is less than $             per share (each such price, subject to adjustment), no adjustment will be made to the applicable conversion rate. Moreover, in no event will the conversion rate as a result of this adjustment exceed             shares of common stock per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rate Adjustments.”

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of us.

The fundamental change purchase rights, which will allow noteholders to require us to purchase all or a portion of their notes upon the occurrence of a fundamental change, as defined in “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes,” and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes described in “Description of Notes—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions” may in certain circumstances delay or prevent a takeover of us and the removal of incumbent management that might otherwise be beneficial to investors.

We may incur significantly more debt, which could further increase the risks described above.

The terms of the notes do not limit our ability to incur additional indebtedness. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify, and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part. Subject to certain limitations, additional debt could also be secured or incurred by our subsidiaries, which could increase the risks described above herein.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

Governmental actions that interfere with the ability of convertible notes investors to effect short sales of the underlying common stock could significantly affect the market value of the notes. Such government actions would make the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of any company whose common stock was subject to such actions. At an open meeting on February 24, 2010, the SEC adopted a new short sale price test, which took effect through an amendment to Rule 201 of Regulation SHO. The new Rule 201, which is currently being implemented by securities exchanges, restricts short selling only when a stock price has triggered a circuit breaker by falling at least 10 percent in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. If such new price test precludes convertible debt investors from executing the convertible arbitrage strategy that they employ or other limitations are instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. We do not intend to apply for listing of the notes on any securities exchange or arrange for the notes to be quoted on any quotations system. We have been advised by the underwriter that it intends to make a market in the notes as permitted by applicable laws and regulations; however, the underwriter is not obligated to make a market in the notes, and it may discontinue its market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected.

The market value of the our common stock may be affected by derivative transactions.

Although we are not entering into any such transactions at the time we issue the notes, we may in the future engage in derivative transactions with counterparties in order to mitigate in part the potential for dilution associated with conversions of the notes. In connection with establishing initial hedge positions with respect to any such derivative transactions, such counterparties and/or their affiliates may purchase or sell our common stock or enter into various derivative transactions with respect to our common stock concurrently with or shortly after entering into such transactions. In addition, the counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by selling or purchasing our common stock in secondary market transactions following the entry into such derivative transactions and prior to the maturity of the notes (and are likely to do so during periods in which holders will be converting their notes). These activities could affect the market value of our common stock.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Any sales in the public market of any of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If you are a non-U.S. holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S.

federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See “Description of Notes—Conversion Rate Adjustments” and “Certain Material U.S. Federal Income Tax Considerations.” If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Description of Notes—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions” and “Certain Material U.S. Federal Income Tax Considerations.”

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on the notes we may sell assets or seek additional capital, however there can be no assurance that we will take these actions or, if taken they will be successful.

Dividends on our common stock could be further reduced or eliminated in the event of material future deterioration in business conditions.

On November 18, 2010, we announced that our board of directors is reducing the quarterly dividend on our common stock from $0.09 to $0.01 per share, effective with the dividend payable on January 3, 2011. Although we have historically paid a quarterly cash dividend to the holders of our common stock, holders of our common stock are not entitled to receive dividends. The downturn in the domestic and global economies could cause our board of directors to consider, among other things, further reducing dividends paid on our common stock. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. Because we are a holding company, our cash flow and consequent ability to pay dividends and satisfy our obligations under securities we issue are dependent upon the earnings of our subsidiaries and the distribution of those earnings as dividends or loans or other payments by those subsidiaries to us. The ability of the Bank to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends under federal and state bank regulatory requirements. In addition the MOU with the OTS restricts the Bank from making any dividend payment without prior written approval from the OTS. Our broker/dealer subsidiaries are subject to various capital adequacy requirements promulgated by regulatory authorities which may restrict our ability to withdraw capital from our broker/dealer subsidiaries by dividends, loans or other payments. If we do not satisfy these regulatory requirements, we will be unable to pay dividends on our common stock. This could adversely affect the market price of our common stock.

Future sales of shares of our common stock may depress its market price.

We may, in the future, sell additional shares of our common stock to raise capital. Sales of substantial amounts of additional shares of common stock, shares that may be sold by stockholders, shares of common stock underlying the notes and shares issuable upon exercise of outstanding options as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy or to adjust our ratio of debt-to-equity, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes being offered in this offering as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our common stock.

We face risks related to rating agency downgrades.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by the investors, or reduce or withdraw their rating in the future, the market price of the notes and our common stock would be adversely affected. In addition, if any of our other ratings are downgraded or put on negative watch, raising capital will become more difficult, borrowing costs under our credit facilities and other future borrowings will increase, the terms under which we purchase goods and services will be affected, our ability to take advantage of potential business opportunities will be limited and the market price of the notes and common stock may decrease. We may also be forced to provide collateral or financial assurance for presently unsecured obligations.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline.

Our certificate of incorporation and bylaws, as well as certain banking laws, could decrease our chances of being acquired even if our acquisition is in the best interests of holders of our securities.

Provisions of our certificate of incorporation and bylaws, applicable Delaware law and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to the holders of our common stock. The combination of these provisions impedes a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

An investment in our common stock is not an insured deposit.

Shares of our common stock issuable upon conversion of the notes are not bank deposits and, therefore, are not insured against loss by the FDIC, any deposit insurance fund or by any other public or private entity. Investment in the notes and our common stock is inherently risky for the reasons described in this “Risk Factors” section and in the accompanying prospectus and in the documents incorporated by reference herein and is subject to the same market forces that affect the price of common stock in any company. As a result, if you convert your notes into shares of our common stock, you may lose some or all of your investment.

USE OF PROCEEDS

We estimate that the proceeds from this offering, after deducting estimated fees and expenses, will be $             million. If the underwriter exercises in full its overallotment option to acquire additional notes, we estimate that our net proceeds from this offering will be $             million. We intend to use approximately $75.0 million of the net proceeds from this offering as an investment in the Bank to support the Bank’s compliance with capital requirements imposed by the OTS. All amounts contributed to the Bank will qualify as Tier 1 capital for regulatory capital purposes and become part of the Bank’s general funds. We intend to use any remaining proceeds for general corporate purposes, which may include additional investments in the Bank. The net proceeds may be invested temporarily in short-term marketable securities until they are used for their stated purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended						Quarter Ended
	June 25, 2010		June 26, 2009	June 27, 2008	June 29, 2007	June 30, 2006	September 24, 2010
Ratio of Earnings to Fixed Charges(1)	—	(2)	1.36x	1.27x	1.28x	1.31x	—	(2)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income tax expense and fixed charges consist of interest expense and a portion of rental expense on operating leases deemed to be representative of an interest factor.
(2)	The amounts by which earnings were insufficient to cover fixed charges in the year ended June 25, 2010 and the quarter ended September 24, 2010 were $4.6 million and $30.3 million, respectively.

CAPITALIZATION

The following table sets forth our unaudited capitalization at September 24, 2010:

•	on an actual basis; and

•

on an adjusted basis to give effect to the issuance and sale of $95.0 million aggregate principal amount of notes (assuming no exercise of the underwriter’s overallotment option and that the notes will be offered at a price of 100%) and the application of the net proceeds therefrom, after deducting the estimated underwriting discount and offering expenses.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and the related notes thereto, contained in our Quarterly Report on Form 10-Q for the quarter ended September 24, 2010.

	At September 24, 2010
	(Unaudited)
	Actual	As Adjusted(1)
	(In thousands)
Cash and cash equivalents	$227,168	$318,818

Total long-term debt(2)	100,950	195,950

Total stockholders’ equity	359,643	359,643

Total capitalization	$460,593	$555,593

(1)	The adjusted capitalization of the company reflects the net proceeds received from the offering, net of estimated expenses (assuming no exercise of the underwriter’s overallotment option).
(2)	Includes Federal Home Loan Bank advances with maturities in excess of one year.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “SWS.” At November 30, 2010, there were approximately 266 holders of record of our common stock and approximately 5,700 beneficial holders of our common stock. The last reported sale price of our common stock on the New York Stock Exchange on December 3, 2010 was $5.25 per share. The following table sets forth for the periods indicated the high and low market prices for the common stock and the cash dividend declared per common share:

	1st Qtr.	2nd Qtr.		3rd Qtr.	4th Qtr.
June 26, 2010 to June 24, 2011
Cash dividend declared per common share	$0.09	$0.01
Stock price range
High	$10.22	$7.57	(1)
Low	$6.71	$4.98	(1)

	1st Qtr.	2nd Qtr.		3rd Qtr.	4th Qtr.
June 27, 2009 to June 25, 2010
Cash dividend declared per common share	$0.09	$0.09		$0.09	$0.09
Stock price range
High	$15.62	$15.06		$12.80	$12.45
Low	$12.25	$11.00		$11.41	$9.17

	1st Qtr.	2nd Qtr.		3rd Qtr.	4th Qtr.
June 28, 2008 to June 26, 2009
Cash dividend declared per common share	$0.09	$0.09		$0.09	$0.09
Stock price range
High	$22.52	$21.08		$19.29	$17.13
Low	$12.90	$10.01		$11.88	$11.77

(1)	Through December 3, 2010.

Dividend Policy

We have historically paid regular quarterly cash dividends on our common stock, and our board of directors presently intends to continue the payment of regular quarterly cash dividends, subject to the discretion of our board of directors and the need for those funds for debt service and other purposes. Our ability to pay dividends to our stockholders in the future will depend on our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock, and other factors deemed relevant by our board of directors. During the second quarter of fiscal 2011, to preserve capital, our board of directors elected to reduce our quarterly dividend from $0.09 to $0.01 per outstanding share of common stock.

Our broker/dealer subsidiaries are subject to the SEC’s net capital rule and the net capital requirements of various securities exchanges of which they are members. Compliance with the capital requirements requires that a certain percentage of our assets be maintained in relatively liquid form and therefore may restrict our ability to withdraw capital from our broker/dealer subsidiaries, which in turn may limit our ability to pay dividends.

The MOU with the OTS restricts the Bank from making any dividend payment without prior written approval from the OTS. Moreover, there are a number of federal banking policies and regulations that may restrict the Bank’s ability to pay dividends to us. In particular, because the Bank is a depository institution and its deposits are insured by the FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due to the FDIC. Also, the Bank is subject to regulations that impose certain minimum capital requirements that affect the amount of cash available for distribution to us. The OTS may increase the Bank’s capital requirements based on general economic conditions and the Bank’s particular condition, risk profile and growth plans. These policies and regulations may have the effect of reducing or eliminating the amount of dividends that we can declare and pay to our stockholders in the future.

REGULATORY MATTERS

We operate in the financial services industry as, among other things, a securities broker/dealer, a registered investment advisor and a bank. As a result, our businesses are highly regulated by U.S. federal and state regulatory agencies, self-regulatory organizations and securities exchanges, and, to a lesser extent, by foreign governmental agencies and financial regulatory bodies.

We are also under the jurisdiction of the SEC and are subject to the disclosure and regulatory requirements of the Securities Act of 1933, as amended, and the Exchange Act, as administered by the SEC.

We are a legal entity separate and distinct from our banking and non-banking subsidiaries. Our principal sources of funds are cash dividends paid by our subsidiaries, capital contributions from the sale of our securities, investment income, and borrowings. The Bank has a policy to remain “well-capitalized” however, the Bank would not be considered “well capitalized” if it was subject to a cease and desist order or capital-related directive. Federal laws limit the amount of dividends or other capital distributions that a banking institution can pay. The Bank must obtain prior approval from the OTS before it can pay dividends to us.

Due to the current economic crisis, many new regulations and statutes have been proposed or passed into law that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of financial institutions operating and doing business in the United States.

On July 21, 2010, the President of the United States signed the Dodd-Frank Act into law. The Dodd-Frank Act aims to restore responsibility and accountability to the financial system by significantly altering the regulation of financial institutions and the financial services industry. Most of the provisions contained in the Dodd-Frank Act will have delayed effective dates. Full implementation of the Dodd-Frank Act will require many new rules to be issued by federal regulatory agencies over the next several years which will profoundly affect how financial institutions will be regulated in the future. As portions of the Dodd-Frank Act are implemented, we will continue to monitor and evaluate its impact on our operations. However, the ultimate effect of the Dodd-Frank Act and its implementing regulations on the financial services industry in general, and on us in particular, is uncertain at this time.

The Dodd-Frank Act, among other things:

•

Establishes the Bureau, an independent organization within the Federal Reserve dedicated to promulgating and enforcing consumer protection laws applicable to all entities offering consumer financial products or services.

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Establishes the Financial Stability Oversight Council, tasked with the authority to identify and monitor institutions and systems which pose a systemic risk to the financial system, and to impose standards regarding capital, leverage, liquidity, risk management, and other requirements for financial firms.

•	Abolishes the OTS and transfers its functions to other federal banking agencies as follows:

•	Functions of the OTS related to the supervision of savings and loan holding companies and their subsidiaries (other than depository institutions) will be transferred to the FRB;

•	Functions of the OTS related to federal savings associations will be transferred to the OCC; and

•	Functions of the OTS related to state savings associations will be transferred to the FDIC.

•	Requires establishment of minimum capital requirements to depository institution holding companies.

•	Removes trust preferred securities as a permitted component of a holding company’s Tier I capital, subject to certain exceptions and a phase out period.

•	Changes the base for FDIC insurance assessments.

•	Increases the minimum reserve ratio for the Deposit Insurance Fund from 1.15% to 1.35%.

•	Permanently increases the deposit insurance coverage amount from $100,000 to $250,000.

•	Directs the Federal Reserve to establish interchange fees for debit cards pursuant to a restrictive “reasonable and proportional cost” per transaction standard.

•	Limits the ability of banking organizations to sponsor or invest in private equity and hedge funds and to engage in proprietary trading.

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Grants the U.S. government authority to liquidate or take emergency measures with respect to troubled nonbank financial companies that fall outside the existing resolution authority of the FDIC, including the establishment of an orderly liquidation fund.

•	Increases regulation of asset-backed securities, including a requirement that issuers of asset-backed securities retain at least 5% of the risk of the asset-backed securities.

•	Increases regulation of consumer protections regarding mortgage originations, including originator compensation, minimum repayment standards, and prepayment consideration.

•	Establishes new disclosure and other requirements relating to executive compensation and corporate governance.

•	Increases transparency of non-hedging derivative trading activity, with the goal of limiting speculation and increasing accountability in the commodities and derivatives (including swaps) market.

•	Removes the prohibition on paying interest on demand deposit accounts.

Regulation of the Securities Business. The securities industry in the United States is subject to extensive regulation under federal and state laws and regulations. Our U.S. broker/dealer subsidiaries are registered as such with the SEC and with the Financial Industry Regulatory Authority, or FINRA. Self-regulatory organizations such as FINRA have also enacted rules (which are subject to approval by the SEC) for governing the industry. Securities firms are subject to regulation by state securities commissions in the states in which they conduct business. Southwest Securities and SWS Financial Services, Inc. are registered in all 50 states and the District of Columbia. Southwest Securities is also registered in Puerto Rico. Federal and state authorities, as well as state regulatory authorities, have the power to undertake periodic examinations of our securities broker/dealer operations for the purpose of assuring our compliance with the applicable rules and regulations.

The regulations to which broker/dealers are subject cover all aspects of the securities business, including the manner in which securities transactions are effected, net capital requirements, recordkeeping and reporting procedures, relationships and conflicts with customers, the handling of cash and margin accounts, sales methods and conduct, experience and training requirements for certain employees, the conduct of investment banking and research activities and the manner in which we prevent and detect money-laundering activities. As a policy matter, the regulatory framework of the financial services industry is designed primarily to safeguard the integrity of the capital markets and to protect customers, not creditors or stockholders. Legislation and changes in rules promulgated by the SEC and by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules often directly affect the method of operation and profitability of broker/dealers. The SEC and the self-regulatory organizations may conduct administrative proceedings that can result in censure, fine, suspension or expulsion of a broker/dealer firm, its officers or employees.

Our broker/dealer subsidiaries are subject to the SEC’s net capital rule (Exchange Act Rule 15c3-1). Generally, a broker/dealer’s net capital is net worth plus qualified subordinated debt less deductions for non-allowable (or non-liquid) assets and other operational charges. The SEC and FINRA impose rules that require notification when net capital falls below certain predefined criteria. These rules also dictate the ratio of debt-to-equity in the regulatory capital composition of a broker/dealer, and constrain the ability of a broker/dealer to expand its business under certain circumstances. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the applicable regulatory agency, and suspension or expulsion by these regulators could ultimately lead to the firm’s liquidation.

Compliance with the net capital requirements may limit our operations requiring the intensive use of capital. Such rules require that a certain percentage of our assets be maintained in relatively liquid form and therefore act to restrict our ability to withdraw capital from our broker/dealer subsidiaries, which in turn may limit our ability to pay dividends, repay debt or redeem or purchase shares of our outstanding common stock. Any change in such rules or the imposition of new rules affecting the scope, coverage, calculation or amount of capital requirements, or a significant operating loss or any unusually large charge against capital, could adversely affect our ability to pay dividends or to expand or maintain present business levels. In addition, such rules may require us to make substantial capital contributions into one or more of our broker/dealer subsidiaries in order for such subsidiaries to comply with such rules, either in the form of cash or subordinated loans made in accordance with the requirements of the SEC’s net capital rule. As of September 24, 2010, Southwest Securities had regulatory net capital, as defined by Exchange Act Rule 15c3-1, of $105.4 million, which exceeded the amounts required by $99.2 million. However, the amount of such net excess capital may change dramatically within short periods of time.

Our broker/dealer subsidiaries are required by federal law to belong to the Securities Investor Protection Corporation (“SIPC”), whose primary function is to provide financial protection for the customers of failing brokerage firms. SIPC provides protection for clients’ cash and securities up to $500,000 per customer account, of which a maximum of $250,000 may be in cash.

Our broker/dealer subsidiaries must also comply with the USA PATRIOT Act and other rules and regulations designed to fight international money laundering and to block terrorist access to the U.S. financial system. We are required to have systems and procedures to ensure compliance with such laws and regulations.

Certain activities of some SWS subsidiaries are regulated by the Commodities Futures Trading Commission (“CFTC”) and various commodity exchanges. The CFTC also has net capital regulations (CFTC Rule 1.17) that must be satisfied. Our futures business is also regulated by the National Futures Association (“NFA”), a registered futures association. Violation of the rules of the CFTC, the NFA or the commodity exchanges could result in remedial actions including fines, registration restrictions or terminations, trading prohibitions or revocations of commodity exchange memberships.

Banking Regulations. We are subject to the extensive regulatory framework applicable to savings and loan holding companies as well as federal savings associations and insurance agencies. This regulatory framework is primarily intended for the protection of depositors, the Federal Deposit Insurance Fund (“DIF”), and the banking system as a whole, rather than for the protection of stockholders and creditors.

As a savings and loan holding company, we are subject to regulation by the OTS. The Bank is subject to regulation and examination by the OTS (its primary federal regulator). The OTS has broad authority to prohibit activities of holding companies, federal savings banks, their non-banking subsidiaries, directors, officers and other institution affiliated parties (such as attorneys and accountants) that represent unsafe and unsound banking practices or that constitute violations of laws or regulations. The OTS can assess civil money penalties for violations of law, OTS orders, written conditions or written agreements with the OTS, as well as certain activities conducted on a “knowing and reckless” basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1.375 million for each day the activities continue.

The Dodd-Frank Act transfers the functions of the OTS (other than consumer protection) as they relate to the Bank to the Office of the Comptroller of the Currency (the “OCC”), and as they relate to us, to the FRB. The transfer of functions from the OTS will be effective on July 21, 2011, subject to extension of up to six months. As a result, beginning on the transfer date, we will become subject to the supervision and regulation of the FRB. It is expected that we will eventually be required to comply with capital and activity requirements similar to those currently applicable to bank holding companies. In addition, the Dodd-Frank Act will result in new minimum capital requirements for depository institution holding companies.

The Dodd-Frank Act also requires the FRB to mandate that any bank holding company or savings and loan holding company serve as a “source of financial strength” for any subsidiary that is a depository institution. The federal banking agencies have one year after the transfer date to issue joint final rules related to the source of financial strength requirement. “Source of financial strength” is defined as the ability of a company that directly or indirectly owns or controls an insured depository institution to provide financial assistance to such insured depository institution in the event of the financial distress of the insured depository institution. Once these rules are finalized, as a savings and loan holding company, we will be required to be a “source of financial strength” for the Bank.

The current economic and regulatory environment has produced escalating regulatory scrutiny for all financial institutions including the Bank. Effective July 13, 2010, the Bank entered into an informal MOU with the OTS. The MOU provides among other things, that the Bank will (i) maintain Tier 1 (core) capital of 8% and a total risk-based capital ratio of 12%; (ii) adopt a classified asset reduction plan; (iii) retain a third-party consulting firm to review loan classifications; (iv) restrict certain lending; and (v) not declare or pay dividends from the Bank without OTS approval. The MOU does not contain any monetary assessments or penalties. Management believes that it is instituting the appropriate plans to meet the requirements of the MOU; however, there is no certainty that the Bank can successfully execute on all of these requirements within the time frames noted in the MOU. If the Bank is unable to comply with the MOU or if the economic environment causes additional deterioration in the Bank’s results of operations, the OTS could take additional actions, including initiating formal cease and desist or other enforcement actions. The OTS has separately imposed other limitations on the Bank’s operations, including, among other, its growth, employment contracts and compensation, and certain severance payments.

In July 2010, the FDIC voted to revise its existing Memorandum of Understanding with the primary federal regulators to enhance the FDIC’s existing backup authorities over insured depository institutions that the FDIC does not directly supervise. As a result, the Bank may be subject to increased supervision by the FDIC.

With very limited exceptions, we may not be acquired by any company or by any individual without the approval of a governing bank regulatory agency. That agency must complete an application review, and generally the public must have an opportunity to comment on any proposed acquisition. Without prior approval from the OTS, we may not acquire more than five percent of the voting stock of any savings institution. If we engage in activities that go beyond the permissible activities of a financial holding company, we will not be permitted to participate in the FDIC’s Debt Guarantee Program (“DGP”), which is described in more detail below. The Dodd-Frank Act restricts a bank that is the subject of a formal enforcement action or a memorandum of understanding with respect to a significant supervisory matter from converting its charter, subject to certain exceptions.

The Bank is currently subject to OTS capital requirements. Federal statutes and OTS regulations have established four ratios for measuring an institution’s capital adequacy: a “Tier I (core) capital” ratio— he ratio of an institution’s Tier I capital to adjusted tangible assets; a “Tier I risk-based capital” ratio—an institution’s adjusted Tier I capital as a percentage of total risk-weighted assets; a “total risk-based capital” ratio—the percentage of total risk-based capital to total risk-weighted assets; and a “tangible equity” ratio—the ratio of tangible capital to total tangible assets.

Federal statutes and OTS regulations have also established five capital categories for federal savings banks: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. The federal banking agencies have jointly specified by regulation the relevant capital level for each category. An institution is defined as well-capitalized when its total risk-based capital ratio is at least 10.00%, its Tier I risk-based capital ratio is at least 6.00%, its Tier I (core) capital ratio is at least 5.00%, and it is not subject to any federal supervisory order or directive to meet a specific capital level. As of September 30, 2010, the Bank met all capital requirements to which it was subject and satisfied the requirements to be defined as a well-capitalized institution—the Bank’s total risk-based capital ratio was 12.6%, its Tier I risk-based capital ratio was 11.4% and its Tier I (core) capital ratio was 8.3%. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant.

Bank regulators are required to take “prompt corrective action” to resolve problems associated with insured depository institutions whose capital declines below certain levels. Federal banking agencies are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions that are “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

In the event an institution becomes “undercapitalized,” it must submit an acceptable capital restoration plan. The capital restoration plan will not be accepted by the regulators unless, among other requirements, each company having control of the undercapitalized institution guarantees the subsidiary’s compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution’s holding company is entitled to a priority of payment in bankruptcy.

The aggregate liability of the holding company of an undercapitalized depository institution is limited to the lesser of 5% of the institution’s assets at the time it became undercapitalized or the amount necessary to cause the institution to be “adequately capitalized.” The bank regulators have greater power in situations where an institution becomes “significantly” or “critically” undercapitalized or fails to submit a capital restoration plan. However, the guarantee can be limited for a holding company that is a “functionally regulated affiliate” of the depository institution, such as a holding company that is a broker-dealer registered with the SEC, if the functional regulator of the affiliate objects. For example, the OTS could require an SEC registered broker/dealer holding company for an undercapitalized federal savings bank to guarantee the bank’s capital restoration plan, subject to the limitations summarized above and subject to an objection from the holding companies functional regulator, the SEC.

An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The prompt corrective action regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

The FDIC insures the deposits of the Bank up to the applicable maximum in each account, or up to $250,000 per account, as implemented by the Dodd-Frank Act. FDIC deposit insurance is backed by the full faith and credit of the United States government.

Following a systemic risk determination, the FDIC instituted the FDIC Liquidity Guarantee Program on October 14, 2008 to strengthen confidence and encourage liquidity in the banking system. The FDIC Liquidity Guarantee Program has two parts, the Transaction Account Guarantee Program (“TAGP”) and the DGP. Eligible entities continue to participate unless they opted out on or before December 5, 2008. For the DGP, eligible entities are generally U.S. bank holding companies, savings and loan holding companies, and FDIC-insured institutions. Under the DGP, the FDIC guarantees senior unsecured debt, including mandatory convertible debt, of an eligible entity issued on or after October 14, 2008 and not later than October 31, 2009. The guarantee is effective through the earlier of the maturity date or June 30, 2012 for debt issued before April 1, 2009. The guarantee on debt issued on or after April 1, 2009, will expire on the earlier of the maturity date, the mandatory conversion date for mandatory convertible debt or December 31, 2012. The Bank and SWS Group elected to participate in the DGP; however, neither the Bank nor SWS Group has issued any debt covered by the DGP. Accordingly, there is currently no cost to the Bank or SWS Group for electing to participate in the DGP.

Under the TAGP, the FDIC will provide full FDIC deposit insurance coverage for non-interest-bearing transaction deposit accounts, Negotiable Order of Withdrawal (“NOW”) accounts paying less than one quarter of one percent (0.25%) interest per annum, and Interest on Lawyers Trust Accounts (“IOLTA”) held at participating FDIC insured institutions. Participating institutions pay an assessment on the balance of each covered account in excess of $250,000. The assessment rate for the period from January 1, 2010 through December 31, 2010 will be either 15 basis points, 20 basis points or 25 basis points, depending upon the Risk Category assigned to the institution under the FDIC’s risk-based premium system. Any institution participating in the original TAGP that wished to opt-out of the TAGP extensions from January 1, 2010 through December 31, 2010 was required to submit its opt-out election to the FDIC on or before November 2, 2009 (for the first extension) or on or before April 30, 2010 (for the second extension). The Bank participated in the original TAGP and opted-out of both extensions; therefore its participation ended on December 31, 2009. Coverage under the TAGP is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules. The TAGP unlimited deposit provisions are set to expire December 31, 2010. However, the Dodd-Frank Act institutes, for all insured depository institutions, unlimited deposit insurance on noninterest-bearing accounts for the period from January 1, 2011 through December 31, 2012. This unlimited coverage is separate from, and in addition to, the coverage provided to depositors with other accounts held at a depository institution. The Dodd-Frank Act provision is similar to the TAGP, but defines “non-interest-bearing accounts” as only traditional non-interest-bearing accounts and does not include NOW accounts or IOLTA accounts.

Effective January 1, 2007, the FDIC modified its system for setting deposit insurance assessments to maintain the DIF. In addition to the capital and supervisory factors of the former system, assessment rates under the new system will be determined by an institution’s examination rating and either its long-term debt ratings or certain financial ratios. The federal deposit insurance reform legislation also increases the amount of deposit insurance coverage for retirement accounts, allows for deposit insurance coverage on individual accounts to be indexed for inflation starting in 2010, and provides the FDIC more flexibility in setting and imposing deposit insurance assessments.

On February 27, 2009, the FDIC Board of Directors met to (i) approve an amended restoration plan for the DIF that extends from five years to seven years the time horizon for raising the reserve ratio for the DIF up to 1.15 percent, (ii) adopted an interim rule imposing an emergency special assessment on all insured depository institutions on June 30, 2009 to be collected on September 30, 2009 (with the possibility of additional special assessments thereafter), and (iii) adopted a final rule implementing changes to the risk-based assessment system and setting new assessment rates beginning in the second quarter of 2009.

Pursuant to this final rule, base assessment rates will range from 12 to 45 basis points, but giving effect to certain risk adjustments in the FDIC’s rule issued on February 27, 2009, assessments may range from 7 to 77.5 basis points. Changes to the risk-based assessment system include increasing premiums for institutions that rely on excessive amounts of brokered deposits to fund asset growth, increasing premiums for excessive use of secured liabilities, including Federal Home Loan Bank borrowings, lowering premiums for smaller institutions with very high capital levels, and adding financial ratios and debt issuer ratings to the premium calculations for banks with over $10 billion in assets, while providing a reduction for their unsecured debt.

In addition, all FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately 1.14 basis points of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier I capital as of June 30, 2009. The amount of the special assessment for any institution will not exceed 10 basis points times the institution’s assessment base for the second quarter 2009. The Bank’s special assessment amount was $708,808 and it was collected on September 30, 2009.

On November 12, 2009, the FDIC Board of Directors voted to require insured depository institutions to prepay their estimated quarterly risk-based insurance assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. The prepaid assessment, along with the Bank’s regular third quarter assessment, was paid on December 30, 2009. For the purposes of estimating the Bank’s assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012, and calculating the amount that the Bank prepaid on December 30, 2009, the Bank’s assessment rate was its total base assessment rate in effect on September 30, 2009. The FDIC Board of Directors also increased the annual assessment rates uniformly by 3 basis points beginning in 2011. As a result, the Bank’s total assessment rate for purposes of estimating its assessments for 2011 and 2012 will be increased by an annualized 3 basis points beginning in 2011. The Bank’s total base assessment rate in effect on September 30, 2009 was 15.54 basis points and its prepayment amount was $8.2 million. Unlike the special assessment, which the FDIC collected on September 30, 2009, the prepayment was recorded as a prepaid expense and will not immediately affect the Bank’s earnings. Finally, the FDIC Board of Directors also voted to extend the DIF restoration period from seven to eight years. The Dodd-Frank Act requires the FDIC to increase the minimum reserve ratio for the DIF from 1.15% to 1.35% of estimated insured deposits, and to take whatever steps are necessary to reach such level by September 30, 2020. The Dodd-Frank Act also broadens the base for FDIC insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution during the assessment period.

On November 9, 2010, the FDIC proposed new rules which would (a) define the assessment base as “average consolidated total assets minus average tangible equity,” as required by the Dodd-Frank Act, (b) permit certain reductions for banker’s banks and “custodial” banks, as allowed by the Dodd-Frank Act, (c) revise existing adjustments to assessment rates, eliminate one adjustment, and add another, and (d) revise deposit insurance assessment rate schedules in light of the changes to the assessment base. The proposed rate schedule and other revisions to the assessment rules are expected to become effective April 1, 2011.

On October 14, 2008, the U.S. Treasury announced a capital purchase program which would inject $250 billion of capital into the banking system through the Troubled Asset Relief Program (“TARP”). Management determined it was not in the best interest of the company to participate in the TARP.

On March 23, 2009, the Treasury Department announced the details related to its Public Private Investment Program (“PPIP”) to address the problem of legacy assets—both real estate loans held directly on the books of banks and securities backed by loan portfolios. To address the challenge of legacy assets, the Treasury Department—in conjunction with the FDIC and the FRB—used $75 to $100 billion in TARP capital and capital raised from private investors on a dollar-for-dollar basis to generate $500 billion in purchasing power in the PPIP to buy legacy assets. The Treasury Department also announced that the PPIP has the potential to expand to $1 trillion over time. Management continues to monitor and study opportunities related to the PPIP.

Numerous regulations promulgated by the FRB as amended from time to time, affect the business operations of the Bank. These include regulations relating to equal credit opportunity, electronic fund transfers, fair credit reporting, fair debt collection, service members civil relief, collection of checks, insider lending, truth in lending, truth in savings, home ownership and equity protection, transactions with affiliates, and availability of funds. Under FRB regulations, the Bank is required to maintain a reserve against its transaction accounts (primarily interest-bearing and non-interest-bearing checking accounts). Because reserves must generally be maintained in cash or in non-interest-bearing accounts, the historical effect of the reserve requirements is to increase the Bank’s cost of funds. The Financial Services Regulatory Relief Act of 2006 authorized the Federal Reserve banks to pay interest on reserves, subject to regulations of the FRB, effective October 1, 2011. However, the EESA changed the effective date for this authority to October 1, 2008.

The Bank is subject to regulation by the Bureau, established by the Dodd-Frank Act as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks. The Bureau has broad rule-making authority for a wide range of consumer protection laws, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.

The Gramm-Leach-Bliley Act (“GLBA”) includes provisions that give consumers protections regarding the transfer and use of their nonpublic personal information by financial institutions. In addition, states are permitted under the GLBA to have their own privacy laws, which may offer greater protection to consumers than the GLBA. Numerous states in which the Bank does business have enacted such laws.

The Fair and Accurate Credit Transaction Act of 2003 directed the federal banking agencies and the Federal Trade Commission, among other requirements, to issue joint regulations and guidelines regarding the detection, prevention and mitigation of identity theft, including special regulations requiring debit and credit card issuers to validate notifications of changes of address under certain circumstances. The final rules require each financial institution that holds any consumer account or other account where there is a reasonably foreseeable risk of identity theft, to develop and implement an Identity Theft Prevention Program for combating identity theft in connection with new and existing accounts prior to November 1, 2008. The Bank implemented an identity theft policy and program, an information security and privacy policy, as well as interagency guidelines on identity theft detection, prevention, and mitigation.

The Bank Secrecy Act, the USA PATRIOT Act and rules and regulation of the Office of Foreign Assets Control (“OFAC Rules”) include numerous provisions designed to fight international money laundering and to block terrorist access to the U.S. financial system. We have established policies and procedures to ensure compliance with the provisions of the Bank Secrecy Act, the USA PATRIOT Act and the OFAC Rules.

The Community Reinvestment Act (“CRA”), requires that the Bank help meet the credit needs of the communities it serves, including low-to-moderate-income neighborhoods, while maintaining safe and sound banking practices. The primary federal regulatory agency assigns one of four possible ratings to an institution’s CRA performance and is required to make public an institution’s rating and written evaluation. The four possible ratings of meeting community credit needs are outstanding, satisfactory, needs to improve, and substantial non-compliance. In the most recent examination, we received a “Satisfactory” CRA rating from the OTS. The Bank has committed $5,000,000 to two investments in limited partnership equity funds as a cost effective way of meeting its obligations under the CRA. As of September 30, 2010, the Bank has invested $3,000,000 of its aggregate commitment to the two funds.

Transactions between the Bank and its nonbanking affiliates, including us, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. Affiliate transactions are also subject to Section 23B of the Federal Reserve Act, which generally requires that certain transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. The FRB’s Regulation W codifies prior regulations under Section 23A and 23B of the Federal Reserve Act and interpretive guidance with respect to affiliate transactions. The Dodd-Frank Act amends the definition of “affiliate” in Section 23A of the Federal Reserve Act to include “any investment fund with respect to which a member bank or an affiliate thereof is an investment advisor.” This amendment will not be effective, however, until July 21, 2012 at the earliest.

The restrictions on loans to directors, executive officers, principal stockholders and their related interests (collectively referred to herein as “insiders”) contained in the Federal Reserve Act and Regulation O apply to all insured depository institutions, their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution’s total unimpaired capital and surplus, and the OTS may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions. The Dodd-Frank Act amends the statutes placing limitations on loans to insiders by including credit exposures to the person arising from a derivatives transaction, repurchase agreement, reverse repurchase agreement, securities lending transaction, or securities borrowing transaction between the member bank and the person within the definition of an extension of credit to an insider. This amendment is not effective, however, until July 21, 2012 at the earliest.

Subject to various exceptions, savings and loan holding companies and their affiliates are generally prohibited from tying the provision of certain services, such as extensions of credit, to certain other services offered by a holding company or its affiliates.

The federal financial regulators, including the OTS, recently published the final rule implementing the registration requirements of the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, or SAFE Act. The SAFE Act is effective October 1, 2010. The SAFE Act requires mortgage loan originators who are employees of regulated institutions (including banks and certain of their subsidiaries) to be registered with the Nationwide Mortgage Licensing System and Registry (the “Registry”), a database established by the Conference of State Bank Supervisors and the American Association of Residential Mortgage Regulators to support the licensing of mortgage loan originators by each state. As part of this registration process, mortgage loan originators must furnish the Registry with background information and fingerprints for a background check. The SAFE Act generally prohibits employees of a regulated financial institution from originating residential mortgage loans without first registering with the Registry and maintaining that registration. Financial institutions must also adopt policies and procedures to ensure compliance with the SAFE Act.

Although our lending activities expose us to some risk of liability for environmental hazards, we do not currently have any significant liabilities for environmental matters.

From time to time, various legislative and regulatory initiatives are introduced in Congress and state legislatures, as well as by regulatory agencies. These initiatives may include proposals to expand or contract the powers of holding companies and depository institutions or proposals to substantially change the financial institution regulatory system. Such legislation could change banking and brokerage statutes and our operating environment in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any such legislation will be enacted, and, if enacted, the impact that it, and any implementing regulations, would have on our financial condition or results of operations. A change in statutes, regulations or regulatory policies applicable to us or any of our subsidiaries could have a material effect on our business.

DESCRIPTION OF NOTES

Set forth below is a description of the terms of our     % Convertible Senior Notes due December 15, 2015. We will issue the notes under an indenture, to be entered into upon the closing of this offering, which we refer to as the “indenture”, between us and U.S. Bank National Association, as trustee, which we refer to as the “trustee”. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to certain provisions of the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

You may request a copy of the indenture from us. See “Where You Can Find More Information.” The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the notes and the indenture, including the definitions of certain terms used in these documents. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to SWS Group, Inc., and not to its subsidiaries.

General

We are offering $95.00 million aggregate principal amount of the notes (or $109.25 million if the underwriter exercises its over-allotment option in full). The notes will mature on December 15, 2015, subject to earlier repurchase or conversion.

The notes:

•	will be our general unsecured senior obligations;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•

will be represented by one or more registered notes in global form, but in limited circumstances may be represented by notes in definitive form as described below under “—Book-Entry, Settlement and Clearance” ;

•

will be subject to redemption at our option, in whole or in part, on or after December 15, 2013, at the redemption price specified herein, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide the notice of redemption to holders exceeds 130% of the applicable conversion price in effect on each such trading day;

•	will be equal in right of payment with our other unsecured senior indebtedness and senior in right of payment to our indebtedness that is expressly subordinated to the notes, if any;

•	will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries; and

•	will be effectively junior to our secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness.

Holders may convert their notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date for the notes. The notes may be converted at an initial conversion rate of shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock). The applicable conversion rate is subject to adjustment if certain events occur as described under “—Conversion Rate Adjustments” and “—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.”

Upon any conversion of a note, we will deliver shares of our common stock as described under “—Settlement Upon Conversion.” Holders will not receive any additional cash payment for interest accrued and unpaid to the conversion date except under the circumstances described below under “—Conversion Rights.”

We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes.

We may from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

We may, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they will be fungible with the notes offered hereby for U.S. federal income tax and securities law purposes.

The registered holder of a note will be treated as the owner of it for all purposes, and all references herein to “holders” refer to the registered holders.

Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders.

Payments on the Notes; Paying Agent and Registrar

Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company, or “DTC,” or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture.

Any certificated notes may be presented for payment at the office or agency designated by us (which will be in the Borough of Manhattan, New York City). Initially, the corporate trust office of the trustee will serve as such office, as our paying agent and registrar.

We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for repurchase or conversion except for any portion of that note not being repurchased or converted, as the case may be.

Interest

The notes will bear interest at a rate of     % of the outstanding principal amount per annum. Interest will accrue from              and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning June 15, 2011.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If any interest payment date or the stated maturity date or redemption date or any earlier date of repurchase falls on a date that is not a business day, such payment of interest (or principal in the case of the final maturity date for the notes) will be postponed until the next succeeding business day, and no interest or other amount will be paid as a result of any such postponement.

A “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in New York City are authorized or obligated by law or executive order to close or be closed.

References to interest in this prospectus supplement include additional interest, if any, payable upon our election to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations and will rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the notes, if any. The notes will rank equally in right of payment with all of our existing and future unsecured and non-subordinated senior indebtedness. The notes will effectively rank junior to our secured indebtedness, if any, to the extent the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness, if any, will be available to pay obligations on the notes only after all such secured indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all notes then outstanding. The indenture governing the notes offered hereby will not limit our ability or the ability of our subsidiaries to incur additional indebtedness in the future, including senior secured indebtedness.

The notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries. As of September 24, 2010, our subsidiaries had outstanding $266.3 million of senior indebtedness and our subsidiaries had $4.2 billion of total liabilities.

Conversion Rights

Holders may convert their notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date for the notes. The conversion rate will initially be shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock). The trustee will initially act as the conversion agent. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will deliver cash in lieu of any such fractional shares as described below under “—Settlement Upon Conversion.”

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.” The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, a holder will not receive any additional cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates and other than the make-whole premium described under “—Optional Redemption by Us “ below in the case of a redemption of the notes at our option. Except in such case, our delivery of shares calculated on the basis of the conversion rate, together with any cash in lieu of fractional shares, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and any additional interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, holders of such notes at 5:00 p.m., New York City time, on the regular record date will receive payment of the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Any notes surrendered for conversion by a holder during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	if we have called the notes for redemption on a redemption date that falls after a record date for an interest payment date and on or prior to the related interest payment date;

•	if we have specified a fundamental change purchase date (as defined below) that is after a regular record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

•	if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert a note. Such note will be deemed to have been converted and the holder will be treated as a shareholder of record of the Company immediately prior to the close of business on the conversion date.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase notice.

“Trading day” means a day during which trading in our common stock generally occurs on the primary exchange or quotation system on which our common stock then trades or is quoted and a last reported sale price for our common stock is available, and there is no market disruption event. If our common stock is not so listed or traded, “trading day” means a “business day.”

“Market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence, prior to 1:00 p.m., New York City time, on any trading day for our common stock, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Scheduled trading day” means any day that is scheduled to be a trading day.

Settlement Upon Conversion

Upon conversion of the notes, we will deliver to a converting holder a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. We will deliver such shares of common stock on the third business day immediately following the relevant conversion date. We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based upon the last reported sale price on the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the date the requirements set forth in the indenture have been satisfied as to such notes; provided, however, that a converting noteholder will become the record holder of any shares of our common stock due upon such conversion immediately prior to the close of business on the conversion date.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” for our common stock will be determined by a U.S. nationally recognized independent investment banking firm selected by us for this purpose. The last reported sale price will be determined without reference to after-hours or extended market trading.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the amount of interest payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

If a holder has already delivered a purchase notice as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Conversion Rate Adjustments

The applicable conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we effect a share split or share combination of our common stock, the applicable conversion rate will be adjusted based on the following formula:

CR	=	CR0	x	OS
OS0

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the business day immediately following the effective date of such share split or share combination, as the case may be;

CR =	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the business day immediately following the effective date of such share split or share combination, as the case may be;

OS0 =	the number of shares of our common stock outstanding immediately prior to such dividend, distribution, share split or share combination, as the case may be; and

OS =	the number of shares of our common stock outstanding immediately after such dividend, distribution, share split or share combination, as the case may be.

The “ex-dividend date” is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the distribution in question.

If any dividend or distribution described in this clause (1) is declared but not so paid or made or the outstanding shares of common stock are not so split or combined, as the case may be, the conversion rate will be readjusted to the conversion rate that would then be in effect as if such dividend or distribution or share split or combination had not been declared or announced.

(2) If we distribute to all, or substantially all, holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the applicable conversion rate will be increased based on the following formula (provided that the applicable conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration or are not distributed):

CR	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR =	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common stock at less than the average of the last reported sale prices of our common stock for each trading day in the applicable 10 consecutive trading-day period, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined by our board of directors.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions (including share splits) or rights, options or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash and covered by clause (4) below; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply,

then the applicable conversion rate will be increased based on the following formula:

CR	=	CR0	x	SP0
SP0 – FMV

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR =	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

If such distribution is not so made, the conversion rate shall again be adjusted to be the conversion rate that would then be in effect as if such dividend or distribution had not been declared.

If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is equal to or greater than the average of the last reported sale prices of the common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, adequate provisions will be made so that each holder of a note shall have the right to receive on conversion in respect of each note held by such holder, in addition to the number of shares of common stock to which such holder is entitled to receive, the amount and kind of securities and assets such holder would have received had such holder already owned a number of shares of common stock equal to the applicable conversion rate immediately prior to the record date for the distribution of the securities or assets.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on all or substantially all of the shares of our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit that are or will be when issued listed on a securities exchange, which we refer to as a “spin-off,” the applicable conversion rate will be increased based on the following formula:

CR	=	CR0	x	FMV + MP0
MP0

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR =	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the ex-dividend date for the spin-off. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the ex- dividend date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days will be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

(4) If we make or pay any cash dividend or distribution to all, or substantially all, holders of our outstanding common stock, other than a regular, quarterly dividend (without regard to the actual quarterly period in which paid) that does not exceed $0.01 per share (the “dividend threshold amount”), the applicable conversion rate will be increased based on the following formula:

CR	=	CR0	x	SP0
SP0 – C

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR =	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

C =	the amount in cash per share we pay or distribute to holders of our common stock in excess of the dividend threshold amount.

provided that if the dividend or distribution is not a regular quarterly cash dividend, the dividend threshold amount will be deemed to be zero. The dividend threshold amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the dividend threshold amount for any adjustment to the conversion rate under this clause (4).

If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate will be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If (a) we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock and (b) the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the applicable conversion rate will be increased based on the following formula:

CR	=	CR0	x	AC + (SP x OS)
OS0 x SP

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR =	the applicable conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS =	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

SP =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (5) will be given effect at the open of business on the trading day next succeeding the expiration date. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days will be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

If:

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the conversion date, and

•	the shares you will receive on settlement are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise),

then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

Except as stated herein, we will not adjust the applicable conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right, option or warrant to purchase shares of our common stock or such convertible or exchangeable securities.

If we adjust the conversion rate pursuant to the above provisions, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website).

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale, lease or conveyance to another person of all or substantially all of our property and assets,

in each case as a result of which our common stock would be converted into, or exchanged for, cash, securities or other property (the “reference property”), you will be entitled thereafter to convert your notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, combinations, binding share exchanges, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders and the trustee of the weighted average as soon as practicable after such determination is made.

We are permitted to increase the applicable conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the applicable conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. We will not take any action that would result in adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the applicable conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the applicable conversion rate, see “Certain Material U.S. Federal Income Tax Considerations” elsewhere in this prospectus supplement.

To the extent that we have a rights plan (i.e., a poison pill) in effect upon conversion of the notes, you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property having a fair market value of the rights as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest, including additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) upon any conversion date or (ii) at the time we mail a notice of redemption. Except as described in this section or in “—Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions,” we will not adjust the conversion rate.

Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions

If you elect to convert your notes at any time from, and including, the effective date of a “make-whole fundamental change” (as defined below) to, and including, the scheduled trading day immediately preceding the related fundamental change purchase date (as defined below), or if a make-whole fundamental change does not also constitute a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” the 35th business day immediately following the effective date of such make-whole fundamental change (such period, the “make-whole fundamental change period”), the applicable conversion rate will, to the extent described below, be increased by an additional number of shares of our common stock (these shares being referred to as the “additional shares”) described below.

We will notify holders of the anticipated effective date of such make-whole fundamental change and issue a press release (and make the press release available on our website) as soon as practicable after we first determine the anticipated effective date of such make-whole fundamental change, and use commercially reasonable efforts to make such determination in time to deliver such notice no later than 25 scheduled trading days in advance of such anticipated effective date, and will update our notice promptly if the anticipated effective date subsequently changes; provided that we will not be required to give such notice or issue such press release more than 25 scheduled trading days in advance of such anticipated effective date. We will notify holders and the trustee of the effective date of such make-whole fundamental change and issue a press release (and make the press release available on our website) as soon as practicable after such effective date but in any event no later than 5 trading days after such effective date.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change under clause (1) or (2) of the definition of fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” below (in the case of any fundamental change described in clause (2) of the definition thereof, determined without regard to the proviso in such clause but after giving effect to the exceptions and exclusions to the definition of fundamental change that otherwise apply).

The number of additional shares by which the conversion rate for the notes will be increased for conversions that occur during the make-whole fundamental change period will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs (the “effective date”) and the price (the “stock price”) paid or deemed paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the case of a make-whole fundamental change described in clause (2) under the definition of fundamental change, the stock price will be the cash amount paid per share of our common stock. In the case of any other make-whole fundamental change, the stock price will be the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the effective date of such make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the applicable conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the applicable conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth numbers of additional shares to be received per $1,000 principal amount of notes based on hypothetical stock prices and effective dates set forth below:

Effective Date
Stock Price on Effective Date	December , 2010	December 15, 2011	December 15, 2012	December 15, 2013	December 15, 2014	December 15, 2015
$
$
$
$
$
$
$

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $ per share (subject to adjustment), no additional shares will be added to the conversion rate; and

•	if the stock price is less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate for the notes exceed              per $1,000 principal amount of such notes, subject to adjustment in the same manner as the applicable conversion rate as set forth under “—Conversion Rate Adjustments.” If a holder of notes elects to convert its notes prior to the effective date of any make-whole fundamental change, such holder will not be entitled to an increased conversion rate in connection with such conversion.

Optional Redemption by Us

Prior to December 15, 2013, the notes will not be redeemable at our option. On and after December 15, 2013, we may redeem the notes for cash, in whole or in part, at any time, only if the last reported sale price of our common stock for at least 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the trading day prior to the date on which we provide the notice of redemption to holders is more than 130% of the applicable conversion price for the notes. Any such redemption will be at a redemption price equal to (1) 100% of the principal amount of the notes to be redeemed, plus (2) any accrued and unpaid interest up to, but excluding, the redemption date, plus (3) a “make-whole premium” as described below.

If the relevant redemption date occurs after a regular record date and on or prior to the interest payment date to which that record date relates, the full amount of accrued and unpaid interest will be paid on such interest payment date to the record holder on the relevant record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus a make-whole premium.

If we redeem notes as described above on or after December 15, 2013, we will make a “make-whole premium” payment in cash, equal to the present values of the remaining scheduled payments of interest that would have been made on the notes to be redeemed had such notes remained outstanding from the redemption date to December 15, 2015 (excluding interest accrued to, but excluding, the redemption date, which is otherwise paid pursuant to clause (2) of the definition of redemption price in the preceding paragraph). The present values of the remaining interest payments will be computed using a discount rate equal to     %.

We will provide not less than 30 and not more than 60 days’ written notice of redemption by mail to each registered holder of notes to be redeemed, and issue a press release (and make the press release available on our website) announcing such notice of redemption. Such notice will specify (i) the relevant settlement method and, if applicable, the related cash amount, with respect to any conversions following our notice of redemption, and (ii) whether we will pay or deliver, as the case may be, the make-whole premium in cash, shares of our common stock or a combination of cash and shares our common stock (and, if a combination, will specify the dollar amount of the make-whole premium to be paid in cash). If we do not specify the type of consideration by which we will pay the make-whole premium, we will be required to pay the make-whole premium entirely in cash. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption.

If we call the notes for redemption, the notes or portions of notes called for redemption will remain convertible by the holder until the close of business on the business day before the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder’s notes for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to:

•

issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

We may not redeem the notes on any date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase all of your notes or any portion of the principal amount thereof that is equal to $1,000, or an integral multiple of $1,000, on a date (the date being referred to as the “fundamental change purchase date”) of our choosing that is not less than 20 or more than 35 business days after the date on which we notify holders and the trustee of the occurrence of the effective date for such fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date and the price we are required to pay to the holder surrendering the note for repurchase will be equal to 100% of the principal amount of notes subject to repurchase and will not include any accrued and unpaid interest). Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued when any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us or our subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries (any such exchange, offer, consolidation, merger, sale, lease or other transfer transaction or series of transactions being referred to herein as an “event”); provided, however, that (i) any such event where the holders of more than 50% of our shares of common stock immediately prior to such event, own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such event, with such holders’ proportional voting power immediately after such event being in substantially the same proportions as their respective voting power before such event, and (ii) any such event solely for the purpose of changing our jurisdiction of incorporation to another U.S. state or the District of Columbia and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity, shall not be a fundamental change;

(3) the first day on which continuing directors cease to constitute at least a majority of our board of directors;

(4) our stockholders approve any plan or proposal for our liquidation or dissolution; or

(5) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on at least one U.S. national securities exchange or approved for trading on an established automated over-the-counter trading market in the U.S.

Notwithstanding the foregoing, no transaction or event described in clause (2) above will constitute a fundamental change if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or event that would otherwise have constituted a fundamental change consists of shares of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with the relevant transaction or event (these securities being referred to as “publicly traded securities”) and as a result of this transaction or event the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

After any transaction in which our common stock is replaced by the securities of another entity, should one occur, following completion of any related make-whole fundamental change period and any related fundamental change purchase date, references to us in the definition of “fundamental change” above will apply to such other entity instead. In addition, a filing that would otherwise constitute a fundamental change under clause (1) above will not constitute a fundamental change if (x) the filing occurs in connection with a transaction in which our common stock is replaced by the securities of another entity and (y) no such filing is made or is in effect with respect to common equity representing more than 50% of the voting power of such other entity.

“Continuing director” means a director who either was a member of our board of directors on the date of original issuance of the notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of, and issue a press release (and make the press release available on our website) in respect of, the occurrence of the fundamental change and of the resulting purchase right. Such notice will state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change, and whether the fundamental change is a make-whole fundamental change, in which case the effective date of the make-whole fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date (which may be no earlier than 20 days and no later than 35 days after such notice);

•	if applicable, the name and address of the paying agent and the conversion agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

To exercise your fundamental change purchase right, you must deliver, on or before the scheduled trading day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of your notes to be delivered for purchase;

•

the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof, provided that the remaining principal amounts of the notes is an authorized denomination; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes, which must be an integral multiple of $1,000;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the withdrawal notice given by each holder must comply with appropriate DTC procedures.

We will be required to purchase the notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of your notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest, including additional interest, if any, upon book-entry transfer or delivery of the notes).

The purchase rights of the holders could discourage a potential acquirer from acquiring us, even if the acquisition may be beneficial to you. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. In addition, we have, and may in the future incur, other indebtedness with similar change of control provisions permitting our debt holders to accelerate upon the occurrence of similar events and that may contain negative covenants limiting our ability to purchase the notes upon the occurrence of a fundamental change. See “Risk Factors—Risks Related to the Notes and our Common Stock—We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change as required by the indenture governing the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture.

In connection with any fundamental change purchase offer, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

We will not be required to make a fundamental change purchase offer if a third party makes the fundamental change purchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a fundamental change purchase offer made by us and purchases all notes validly tendered and not withdrawn under such fundamental change purchase offer.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person unless (1) if we are not the resulting, surviving or transferee person, the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such person expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; (2) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and (3) other conditions specified in the indenture are met.

Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an “event of default” under the indenture:

(1) default in the payment in respect of the principal of any note at its maturity, upon redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(2) default in the payment of any interest upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) our failure to pay the redemption price of any note on any redemption date, including our failure to pay or deliver, as the case may be, the make-whole premium in connection with such a redemption;

(4) the failure to comply with the obligation to convert the notes into common stock upon exercise of a holder’s conversion right;

(5) our failure to timely issue a fundamental change notice in accordance with the terms of the indenture described in “—Fundamental Change Permits Holders to Require Us to Purchase Notes”;

(6) default in the performance, or breach, of any covenant or agreement by us in the indenture or notes (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (5) above), and continuance of such default or breach for a period of 90 consecutive days after written notice thereof has been given to us by the trustee or to the trustee and us by the holders of at least 25% in aggregate principal amount of the outstanding notes;

(7) a default or defaults under any bonds, debentures, notes or other evidences of indebtedness (other than the notes) by us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act), having, individually or in the aggregate, a principal or similar amount outstanding of at least $25 million, whether such indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such indebtedness prior to its express maturity or shall constitute a failure to pay at least $25 million of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;

(8) the entry against us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $25 million (excluding any amounts covered by insurance), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

(9) certain events in bankruptcy, insolvency or reorganization relating to us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes, by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions as described in clause (9) above in relation to us, the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to our failure to comply with the reporting obligations in the indenture, which are described under “—Reports” below, will for the first 180 days after the occurrence of such an event of default (which will be the 60th day after written notice is provided to us in accordance with an event of default pursuant to clause (5) above), consist exclusively of the right to receive additional interest on the notes at an annual rate equal to (x) 0.25% of the outstanding principal amount of the notes for the first 90 days an event of default is continuing in such 180-day period and (y) 0.50% of the outstanding principal amount of the notes for the remaining 90 days an event of default is continuing in such 180-day period. Additional interest will be payable in arrears on each interest payment date following the occurrence of such event of default in the same manner as regular interest on the notes. On such 180th day (or earlier, if such violation is cured or waived prior to such 180th day), such additional interest will cease to accrue and, if such violation is not cured or waived prior to such 180th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, interest, a make-whole premium or the fundamental change repurchase price, a default arising from our failure to redeem any notes when required, failure to repurchase any notes when required or failure to deliver, upon conversion, shares of our common stock as the case may be) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or any make-whole premium when due or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have made a written request for the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, interest on or make-whole premium in respect of any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any existing or past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the rate of or extend the stated time for payment of interest on any note;

(2) reduce the principal amount or change the stated maturity of any note;

(3) make any change that impairs or adversely affects the conversion rights of any notes;

(4) reduce the redemption price, fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) change any obligation to pay additional interest on the notes;

(6) make any note payable in a currency other than that stated in the note or change any note’s place of payment;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) change the ranking of the notes;

(9) make any change in the amendment or waiver provisions of the indenture;

(10) reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default; or

(11) waive a continuing default or event of default regarding any payment on the notes.

Notwithstanding the foregoing, without the consent of any holder, we and the trustee may amend the indenture or the notes to:

(1) cure any ambiguity, omission, defect or inconsistency in the indenture or the notes in a manner that does not materially adversely affect the rights of any holder;

(2) conform the terms of the indenture or the notes to the description thereof in this prospectus supplement;

(3) provide for the assumption by a successor corporation of our obligations under the indenture as described above under the heading “—Consolidation, Merger and Sale of Assets;”

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7) add events of default with respect to the notes;

(8) make any change that does not materially adversely affect the rights of any holder;

(9) appoint a successor trustee with respect to the notes;

(10) supplement the provisions of the indenture to permit or facilitate discharge of the notes that does not materially adversely affect the rights of any holder; or

(11) comply with any requirement under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment and make the notice available on our website. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any redemption date, any repurchase date or any fundamental change purchase date or upon conversion, redemption or otherwise, cash or government securities (or in the case of conversions, shares of our common stock), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes, the make-whole premium, if any, and the applicable conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be furnished by us to the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed furnished to the trustee as of the time such documents are filed via EDGAR.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Trustee

U.S. Bank National Association will be the trustee, security registrar, paying agent and conversion agent for the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of DTC participants designated by the underwriter; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of DTC participant through which the investor owns its interest).

Payments of principal and interest and delivery of shares upon conversion with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default in respect of the notes has occurred and is continuing.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes may be converted. This summary is based on existing legal authorities, including the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations, judicial decisions and administrative interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences described below. This summary generally applies only to holders that purchase the notes in the initial offering at their issue price and hold the notes or common stock as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, such as the alternative minimum tax provisions of the Code, or to certain categories of investors that may be subject to special rules, such as certain financial institutions, tax-exempt organizations, dealers in securities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons who hold the notes or common stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction or certain former citizens or residents of the United States. Finally, this summary does not describe any tax considerations arising under the laws of any applicable foreign, state or local jurisdiction.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note or share of common stock that is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

•

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock that is not a U.S. holder or a partnership (or an entity classified as a partnership) for U.S. federal income tax purposes.

•

If an entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

Investors considering the purchase of the notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situation and the consequences of federal estate and gift tax laws, foreign, state and local laws.

U.S. Holders

Stated Interest.    Stated interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount.    The notes will be issued with original issue discount, or “OID,” for U.S. federal income tax purpose if their stated principal amount exceeds their issue price by more than a statutory de minimis amount. The amount of OID (if any) with respect to any note is equal to the excess of the note’s stated principal amount over its issue price. If the notes are issued with OID, a U.S. holder will be required to include OID in gross income as ordinary income for U.S. federal income tax purposes in advance of the receipt of cash attributable to that income, regardless of the holder’s method of tax accounting. The amount of OID includible in income with respect to each note will be the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of the taxable year in which the note is held. The daily portion will be determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to an accrual period will equal the excess of the product of the note’s adjusted issue price at the beginning of the accrual period and the note’s yield to maturity (as determined by us, and properly adjusted for the length of the accrual period) over the amount of stated interest on the note allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period generally will equal the issue price of the note increased by the amount of accrued OID allocable to all prior accrual periods, decreased by any amounts, other than stated interest, previously paid on the note by us.

Additional Interest Payments and Optional Redemption.    We may be required to pay additional interest if we fail to timely file certain required documents with the SEC as described under “—Description of Notes—Events of Default.” Additionally, we will be required to make a “make-whole premium” payment in the event we would redeem the notes as described under “—Description of Notes—Optional Redemption by Us.” We intend to take the position that the possibility of payments of additional interest and the make-whole premium does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Therefore, if we become obligated to pay additional interest, such amounts would be treated as ordinary income and taxed as described under “—Stated Interest” above. Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose to the IRS their contrary position. If the IRS takes a contrary position from that described above, a U.S. holder may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. The “comparable yield” is the yield at which we would issue a fixed rate non-convertible debt instrument with no contingent payments, but with terms and conditions similar to those of the notes, and such yield would be higher than the stated coupon on the notes. Additionally, any gain on a taxable disposition of the notes would be recharacterized as ordinary income. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments (“CPDI”).

Sale, Exchange, Redemption, Retirement or Other Disposition of the Notes.    Upon the sale, exchange, redemption, retirement, repurchase or other taxable disposition of a note (other than a conversion of a note), a U.S. holder generally will recognize capital gain or loss equal to the difference (if any) between the amount realized and the U.S. holder’s tax basis in the note. The U.S. holder’s tax basis in the note generally will equal the amount the holder paid for the note plus the amount of any OID accrued and taken into income by the holder with respect to the note. The portion of the amount realized that is attributable to accrued interest will not be taken into account in computing the holder’s gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. Such gain or loss will be long-term capital gain or loss if the holder has held the note for more than one year. For individual holders, long-term capital gains are subject to tax at a rate not to exceed 20% beginning in 2011, unless new legislation is enacted that would allow individual U.S. holders to continue to benefit from the reduced tax rates currently in effect for such holders. The deductibility of capital losses is subject to certain limitations.

Receipt of Common Stock Upon Conversion of the Notes.    A U.S. holder of notes generally will not recognize gain or loss on the conversion of the notes solely into shares of common stock, except to the extent that cash is received in lieu of a fractional common share, which will be treated as described below (or to the extent that common stock received is attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not already included in income). The U.S. holder’s tax basis in the shares of common stock received upon conversion of the notes (other than common stock attributable to accrued but unpaid interest) will be equal to the holder’s tax basis in the notes converted, less any portion allocable to a fractional common share. The U.S. holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received. The holding period of the shares of common stock received by the holder upon conversion of notes (other than common stock attributable to accrued but unpaid interest) generally will include the period during which the holder held the notes prior to the conversion. The U.S. holder’s holding period for the common stock received with respect to accrued interest will commence on the day after the date of receipt. Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for the fractional share and generally will result in capital gain or loss. Gain or loss recognized on the receipt of cash paid in lieu of fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share exchanged, and such capital gain or loss will be long-term capital gain or loss if the notes were held for more than one year.

The U.S. holder that converts the notes between a record date and the interest payment date and consequently is required to pay upon surrender of the notes for conversion an amount equal to the amount of interest payment to be received by such holder, as described in “Description of Notes—Conversion Rights,” should consult its own tax advisor concerning the appropriate treatments of such payments.

Constructive Distributions.    The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be considered to result in a deemed distribution to holders. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of cash dividends to holders of our common stock as discussed in “Description of Notes—Conversion Rate Adjustments” and certain adjustments in respect to a make-whole fundamental change) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as more fully described below under “—Distributions on the Common Stock.” It is not clear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Holders should consult their tax advisors concerning the tax treatment of such constructive dividends.

Distributions on Common Stock.    If we make distributions with respect to common stock received by a U.S. holder upon the conversion of a note, the distributions generally will be treated as dividends to the U.S. holder to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. If the amount of the distributions exceeds our current and accumulated earnings and profits, a U.S. holder’s proportionate share of the excess will be treated as a tax-free return of capital to the extent of the holder’s tax basis in the common stock, and the remaining amount will be treated as gain from the sale or exchange of that stock.

Corporate holders generally will be entitled to claim a dividends-received deduction with respect to dividends paid on our common stock, subject to certain restrictions. Dividends paid to individual U.S. holders will be subject to tax at ordinary rates (up to 39.6% beginning in 2011), unless new legislation is enacted that would allow individual U.S. holders to continue to benefit from the reduced tax rates currently in effect for such holders.

Sale or Other Disposition of Common Stock.    Upon the sale or other taxable disposition of common stock received upon conversion of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received in such sale or other disposition and (ii) the holder’s tax basis in the common stock. That capital gain or loss will be long-term if the U.S. holder’s holding period in respect of such common stock is more than one year. Long-term capital gains recognized by individual holders are subject to tax at a rate not to exceed 20% beginning in 2011. The deductibility of capital losses is subject to certain limitations.

New Legislation Relating to Net Investment Income.    For taxable years beginning after December 31, 2012, newly-enacted legislation is scheduled to impose a 3.8% tax on the “net investment income” of certain U.S. citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest (including OID), dividend income and net gain from the sale, exchange, redemption, retirement or other taxable disposition of a note or common stock, less certain deductions.

Prospective holders should consult their tax advisors with respect to the tax consequences of the new legislation described above.

Information Reporting and Backup Withholding.    Payments of interest (including OID) on the notes and dividends on shares of common stock and the proceeds of a sale of a note or a share of common stock paid to a U.S. holder may be subject to information reporting and also to backup withholding tax if the U.S. holder does not provide its taxpayer identification number and comply with the backup withholding rules or otherwise establish an exemption therefrom. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against the U.S holder’s U.S. federal income tax liability. Each U.S. holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

Non-U.S. Holders

Payments of Interest.    Payments of interest (or any amounts treated as interest) on a note (which for purposes of this discussion includes any OID) to a non-U.S. holder generally will be exempt from U.S. federal withholding tax under the “portfolio interest” exemption if the holder properly certifies as to its foreign status as described below, and:

•

interest paid on the note is not effectively connected with the holder’s conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment),

•

the holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

•	the holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

either (i) the holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person or (ii) the holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to it will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States. (See “—Non-U.S. Holders—Income Effectively Connected With a U.S. Trade or Business” below.)

Constructive Distributions.    If a non-U.S. holder of a note is deemed to have received a constructive dividend (see “U.S. Holders—Constructive Distributions” above), the non-U.S. holder generally would be subject to U.S. withholding tax at a 30% rate on the amount of such dividend, subject to reduction (i) by an applicable treaty if the non-U.S. holder provides an IRS Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt by us or our paying agent of an IRS Form W-8ECI (or appropriate substitute form) from a non-U.S. holder claiming that the constructive dividend is effectively connected with the conduct of a U.S. trade or business.

Distributions on Common Stock.    Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate, subject to reduction (i) by an applicable treaty if the non-U.S. holder provides an IRS Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt by us or our paying agent of an IRS Form W-8ECI (or appropriate substitute form) from a non-U.S. holder claiming that the payments are effectively connected with the conduct of a U.S. trade or business.

Sale, Exchange, Redemption, Conversion, Other Disposition of Notes or Shares of Common Stock.    A non-U.S. holder will not be subject to U.S. federal income tax on gain, if any, recognized on the sale, exchange, redemption or other taxable disposition of a note or share of common stock unless:

•

that gain is effectively connected with the holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	The holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	We are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If a non-U.S. holder is described in the first bullet point above, the net gain derived from the sale, exchange, redemption or other taxable disposition will be subject to the tax rules described below under “Non-U.S. Holder—Income Effectively Connected with a U.S. Trade or Business.” If a non-U.S. holder is an individual described in the second bullet point above, the holder will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses. We believe that we are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Income Effectively Connected with a U.S. Trade or Business.    If a non-U.S. holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, deemed distributions on the notes, dividends on our common stock, gain realized on the sale, exchange, or other disposition of the notes or gain realized on the sale or other disposition of our common stock is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax in the manner discussed in the preceding paragraphs, generally will be required to file a U.S. federal income tax return and will be subject to regular U.S. federal income tax on such income or gain in the same manner as if it were a U.S. holder. In addition, if such a non-U.S. holder is a foreign corporation, such non-U.S. holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding.    Generally, we must report to the IRS and to a non-U.S. holder the amount of interest and dividends paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder provided that we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, and we have received from the holder the statement described above in the last bullet point under “Payments of Interest.” However, information reporting and backup withholding requirements will apply to the gross proceeds paid to a non-U.S. holder on the disposition of the notes or a share of common stock by or through a U.S. office of a U.S. or foreign broker, unless the non-U.S. holder provides the requisite certification or otherwise establishes an exemption. Information reporting requirements (but generally not backup withholding) will also apply to payment of the proceeds of a disposition of the notes or a share of common stock by or through a foreign office of a U.S. broker or foreign broker with certain types of relationships with the United States unless the broker has documentary evidence in its files that the holder of the notes or common stock is not a U.S. person and the broker has no actual knowledge, or reason to know, to the contrary, or the holder establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS.

Recent Legislation Relating to Foreign Accounts

Recently enacted legislation generally will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to accounts with or shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans, and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless the notes are acquired pursuant to an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase and holding of the notes offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the notes will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Representation

Any purchaser or holder of the notes or any interest therein represents by its purchase and holding of the notes that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and it is not purchasing or holding the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) neither the purchase or holding of the notes will constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or under any applicable Similar Laws.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, $95.00 million aggregate principal amount of notes.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If the underwriter defaults, the underwriting agreement provides that the underwriting agreement may be terminated.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us that it proposes initially to offer the notes at a price of     % of the principal amount of notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriter of its overallotment option.

	Per Note	Without Option	With Option
Public offering price	%	$	$
Underwriting discount	%	$	$
Proceeds, before expenses, to SWS	%	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $350,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriter to purchase up to an additional $14.25 million principal amount of the notes at the public offering price, less the underwriting discount. The underwriter may exercise this option for 30 days from the date of this prospectus supplement solely to cover overallotments, if any.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriter that it presently intends to make a market in the notes after completion of the offering. However, it is under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

New York Stock Exchange Listing

Our shares of common stock are listed on the New York Stock Exchange under the symbol “SWS.”

The transfer agent and registrar for our common stock is Computershare.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, that we and they will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to any common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price Stabilization, Short Positions

In connection with the offering, the underwriter may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater principal amount of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s overallotment option described above. The underwriter may close out any covered short position by either exercising their overallotment option or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriter will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriter in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are the lenders under a committed revolving credit facility of Southwest Securities, all of which was drawn as of November 29, 2010.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Securities

In connection with the offering, certain of the underwriter or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriter may allocate a limited principal amount of notes for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by the underwriter. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the any such web site is not part of this prospectus.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of notes within the EEA should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. Neither we nor the underwriter have authorized, nor does the underwriter authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriter which constitute the final offering of notes contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in the Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and the underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus, does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The notes will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document as well as any other material relating to the notes is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for it. The notes to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriter by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The audited consolidated statements of financial condition of SWS Group, Inc. and subsidiaries as of June 25, 2010 and June 26, 2009 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended June 25, 2010, the management’s assessment of the effectiveness of internal control over financial reporting as of June 25, 2010, and Schedule I incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

PROSPECTUS

SWS Group, Inc.

$150,000,000

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series.

The aggregate initial offering price of the securities that we will offer will not exceed $150,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “SWS.”

Investing in our securities involves risks. See “Risk Factors ” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or obligations of our banking subsidiary and are not insured or guaranteed by the Federal Deposit Insurance Corporation’s Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is November 10, 2009.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission (“SEC”) website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Unless otherwise indicated or required by the context, the terms “we,” “us,” “our,” “SWS” and the “company” mean SWS Group, Inc. collectively with all of its subsidiaries, and references to “SWS Group” mean solely SWS Group, Inc. as a single entity.

ABOUT SWS GROUP, INC.

We are a diversified financial services holding company focused on delivering a broad range of investment, commercial banking and related financial services to individual, corporate and institutional investors, broker/dealers, governmental entities and financial intermediaries. We are the largest full-service brokerage firm headquartered in the Southwestern United States (based on the number of financial advisors).

We are a Delaware corporation and were incorporated in 1972. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “SWS.” Our principal executive offices are located at 1201 Elm Street, Suite 3500, Dallas, Texas 75270. Our telephone number is (214) 859-1800 and our website is www.swsgroupinc.com. We do not intend for information contained on our website to be part of this registration statement. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room.

Business Overview

We operate through four business segments. The segments are managed separately based on types of products and services offered and their related client bases. The segments are consistent with how we manage our resources and assess our performance.

Retail

We act as securities broker for retail investors in the purchase and sale of securities, options, commodities and futures contracts that are traded on various exchanges or in the over-the-counter market. As a securities broker, we extend margin credit on a secured basis to our retail customers in order to facilitate securities transactions. Through our insurance subsidiaries, we hold insurance licenses in 42 states in order to facilitate the sale of insurance and annuity products by our financial advisors to retail clients. We have a strong commission/fee-based recurring revenue stream comprised of commissions charged on securities transactions, fees from managed accounts and the sale of insurance products as well as net interest income from retail customer balances.

Our financial advisors work with their individual clients to create investment portfolios based on the client’s specific financial goals and tolerance for risk. We provide access to fee-based platforms and a wide array of products and services including access to investment management programs that can be tailored to the individual client relationship to enhance the financial advisor’s business and benefit his or her clients.

As of October 16, 2009, we had 22 retail brokerage offices in Texas, Oklahoma, New Mexico, California and Nevada, and we employed 227 financial advisors. In addition, we had contracts with over 300 individual independent financial advisors for the administration of their securities business. These financial advisors conduct their securities brokerage business through us and cover their own direct expenses.

Institutional

We serve institutional customers in the areas of securities borrowing and lending, public finance, municipal sales and underwriting, investment banking, fixed income sales and trading and equity trading.

Our securities lending business includes borrowing and lending securities for other broker/dealers, lending institutions, and our own clearing and retail operations. Generally, we earn net interest income based on the spread between the interest rate on cash or similar collateral we deposit and the interest rate paid on cash or similar collateral we receive. Our investment banking and public finance business assists corporate and public entity clients in meeting their financial needs and finding the most advantageous means of raising capital. Our public finance and municipal sales and underwriting professionals assist public bodies in origination, syndication and distribution of securities of municipalities and political subdivisions. Our corporate finance professionals arrange and evaluate mergers and acquisitions, offer private placements of securities with institutional and individual investors, assist clients with raising capital, and provide other consulting and advisory services.

Our fixed income sales and trading group specializes in trading and underwriting U.S. government and agency bonds, corporate bonds, municipal bonds, mortgage-backed, asset-backed and commercial mortgage-backed securities and structured products. The clients of our fixed income group include corporations, insurance companies, banks, mutual funds, money managers and other institutions. Our equity trading department focuses on providing best execution for equity and option orders for clients. We also execute institutional portfolio trades and are a market maker in a limited number of listed securities.

Banking

We offer banking services to local businesses through 13 full service banking centers and two loan production offices in Texas and 1 full service banking center in New Mexico. We specialize in two primary areas, business banking and mortgage purchase. Our focus in business banking includes commercial lending, commercial real estate lending, small business (“SBA”) lending and residential construction lending. We originate the majority of our loans internally and we believe this business model helps us better assess and control the credit risk associated with our lending activities. Our mortgage purchase division purchases participations in newly originated residential loans from various mortgage bankers nationwide. The loans are pre-committed for sale to the secondary market and remain on our books for an average of 10-20 days. Although we are exposed to credit risk before the loans are sold, there is no recourse to us once the sale has closed.

Clearing

For more than 35 years, we have provided clearing and execution services for other broker/dealers (predominantly on a fully disclosed basis). Our clientele includes general securities broker/dealers, bank affiliated firms and firms specializing in high volume trading. We provide cost-effective, integrated trade execution, clearing and client account processing to 200 financial services organizations throughout the United States, Canada and Europe.

We currently support a wide range of clearing clients, including discount and full-service brokerage firms, direct access firms, registered investment advisers and institutional firms. In addition to clearing trades, we tailor our service to meet the specific business needs of our clearing clients (“correspondents”) and offer such products and services as recordkeeping, trade reporting, accounting, general back-office support, securities and margin lending, reorganization assistance and custody of securities.

Our Competitive Strengths

We believe that our principal competitive strengths and elements of our growth strategy are as follows:

Beneficially Aligned Businesses

The alignment of our businesses provides us and our customers with key advantages:

•

We offer our brokerage customers the ability to invest excess cash in Federal Deposit Insurance Corporation (“FDIC”)-insured accounts at competitive interest rates-generally higher than those available through a retail money-market account typically offered by a brokerage. This represents an attractive offering to clients.

•	Through the cash sweep product, our bank has access to a stable source of liquidity at a comparably low cost, thereby generating strong net interest margin.

•

Approximately 85% of the deposits in our bank are sourced from the broker/dealer, reducing the need for banking staff focused on deposit growth. We leverage our brokerage staff’s work servicing the majority of our depositors to keep our banking staff small – currently employing only three individuals in our deposit operations.

•

We benefit from the combination of our clearing and brokerage businesses. As we develop processes and technology designed to improve our own brokerage business, we are able to utilize this knowledge to improve our capabilities as a clearing firm.

•

The same back-office technology platform that we use for our own broker/dealer is offered to our correspondent broker/dealer clients. As our platform is upgraded and new features are added, we are able to quickly port these changes to our correspondent broker/dealer clients.

•

We benefit from economies of scale provided by the combination of our clearing, institutional and retail business volumes allowing for reduced fees from clearing houses and allocation of fixed costs across a broader business base.

Diversification

Our business lines are diversified, with no segment accounting for more than 50% of our net revenues for the fiscal year ended June 26, 2009. We believe that this diversification helps us mitigate certain risks. As an example, an increase in interest rates would likely have an adverse impact on our fixed income business, but a positive impact on our banking and securities lending businesses.

Established Business with an Experienced Management Team

We have a highly experienced management team consisting of experts in the fields of retail brokerage, institutional brokerage, banking and clearing. With an average industry experience of over 30 years, our senior management team has a strong understanding of the needs of our clients and our business. We also recruit and hire bankers and financial advisors with many years of experience in their individual fields of expertise. Our bankers have an average industry experience of 21 years, while our financial advisors have an average industry experience of 17 years.

Growth Strategy

We believe we are well-positioned to grow and take advantage of opportunities at a time when many competitors in our industry are struggling with the effects of the credit crisis. Our current management team has been in place since 2002 and since then we have divested non-core assets and businesses and placed a renewed emphasis on expanding our core businesses, brokerage, clearing and banking. Our growth strategy is to recruit high quality bankers and financial advisors within the Southwestern United States.

Regional Focus

Our retail brokerage and banking businesses focus primarily on the Southwestern United States and we seek to grow these businesses primarily in the Southwestern United States. Our current focus on the Dallas, Houston, Los Angeles and San Francisco markets will provide a good base to expand across the Southwest. We enjoy a competitive advantage in these target markets as our tailored customer service and regional expertise allow us to more effectively capitalize on the high growth potential in these regions.

•

As the largest full-service brokerage firm headquartered in the Southwestern United States, we are well positioned to take advantage of the recent outflow of financial advisors from branches in the region.

We believe our historical ability to recruit and integrate highly productive brokers provides us with a unique opportunity to increase our scale across the region in the current economic climate.

•

We believe our banking customers value the high level of personalized customer service that we offer. Our bankers are well known in their local business communities and have large networks of contacts, business relationships and local community ties that help them understand the needs of our banking customers. We believe the customer relationships in our lending business are strengthened because we have the same geographic footprint as many of our customers.

Capitalize on Recent Dislocation in Financial Industry

The recent economic turmoil and upheaval in the credit markets resulted in significant dislocation in our industry. We believe this presents a time of great opportunity for us:

•

The considerable changes and challenges that many larger national firms are experiencing give us an advantage in hiring highly qualified and experienced bankers and financial advisers who have either become dislocated by or disheartened with their current employer. Bankers and financial advisors at these firms are faced with the challenge of convincing customers that their parent firm is strong and financially stable despite ongoing negative media coverage. These financial professionals now consider regional firms like ours as serious alternatives for their business. Our pipeline of new recruits and the quality of new recruits has increased significantly. Since January 1, 2009 we have increased our brokerage sales force by 8% and have opened one new banking center. We may also seek growth through acquisitions to the extent attractive opportunities exist.

RISK FACTORS

An investment in us involves risks. You should carefully consider the risks described below in conjunction with the other information in this prospectus and information incorporated by reference in this prospectus, including our audited consolidated financial statements and the related notes thereto and our unaudited interim consolidated financial statements and the related notes thereto, before investing in us. Our business, reputation, financial condition, operating results and cash flows can be impacted by a number of factors. Many of these factors are beyond our control and may increase during periods of market volatility or reduced liquidity. The potential harm from any one of these risks, or others, could cause our actual results to vary materially from recent results or from anticipated future results. Some risks may adversely impact not only our own operations, but the banking or securities industry in general which could also produce marked swings in the trading price of our securities. If any of the following risks or other risks which have not been identified or which we may believe are immaterial or unlikely, actually occur, the price of our stock could decline, and you may lose part or all of your investment. This prospectus contains forward-looking statements that involve risks and uncertainties, including statements about our future plans, objectives, intentions and expectations. Past results are not a reliable indicator of future results, and historical trends should not be used to anticipate results or trends in future periods. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements.

Risks Specific To Our Industries

Our business has been and may continue to be materially and adversely affected by financial market conditions and economic conditions generally.

Our business is materially affected by conditions in the financial markets and economic conditions generally around the world. For more than the past twelve months, these conditions have changed suddenly and negatively. Since mid-2007, and particularly during the second half of 2008 and continuing in 2009, the financial services industry and the securities markets generally have been materially and adversely affected by significant declines in the values of nearly all asset classes. Concerns about financial institution profitability and solvency as a result of general market conditions, particularly in the credit markets, may cause our clients to reduce the level of business that they do with us. Declines in asset values, the lack of liquidity, general uncertainty about economic and market activity and a lack of consumer and investor confidence have negatively impacted, and may continue to negatively impact, our business.

Our financial performance is highly dependent on the environment in which we operate. A favorable business environment is generally characterized by, among other factors, high global gross domestic product growth, stable geopolitical conditions, transparent and efficient capital markets, liquid markets with active investors, low inflation, high business and consumer confidence and strong business earnings. Slowing growth, contraction of credit, increasing energy prices, declines in business or investor confidence or risk tolerance, increases in inflation, higher unemployment, outbreaks of hostilities or other geopolitical instability, corporate, political or other scandals that reduce investor confidence in capital markets and natural disasters, among other things, can affect the global financial markets. In addition, economic or political pressures in a country or region may cause local market disruptions and currency devaluations, which may also affect markets generally. In the event of changes in market conditions, such as interest or foreign exchange rates, equity, fixed income, commodity or real estate valuations, liquidity, availability of credit or volatility, our business could be adversely affected in many ways.

Overall, the business environment for the past twelve to twenty-four months has been extremely adverse and there can be no assurance that these conditions will improve in the near term. For the remainder of 2009, it is expected that adverse economic conditions and the recession will persist, causing a continuation of the unfavorable economic and market dynamics experienced in 2008, and possibly leading to a further decline in economic and market conditions. These conditions have had, and will continue to have, a direct and material impact on our results of operations and financial condition because performance in the financial services industry is heavily influenced by the overall strength of economic conditions and financial market activity.

Our ability to access capital markets is dependent on market conditions and our credit standing, which could change unfavorably.

Factors that are significant to the determination of our credit worthiness or otherwise affect our ability to raise financing include the level and volatility of our earnings; our relative competitive position in the markets in which we operate; our product diversification; our ability to retain key personnel; our risk profile; our risk management policies; our cash liquidity; our capital adequacy; our corporate lending credit risk; and legal and regulatory developments. A deterioration in any of these factors or combination of these factors may lead rating agencies to downgrade our credit ratings, thereby increasing our cost of obtaining funding. Additionally, market conditions can be unfavorable for our industry, causing banks and other liquidity providers to reduce or limit credit to our industry segment. This could cause an increase in the cost of funding new or existing businesses.

Our revenues may decrease if securities transaction volumes decline.

Our securities business depends upon the general volume of trading in the United States securities markets. If the volume of securities transactions should decline, revenues from our securities brokerage, securities lending and clearing businesses would decrease and our business, financial condition, results of operations and cash flow would be materially and adversely impacted.

Market fluctuations could adversely impact our securities business.

We are subject to risks as a result of fluctuations in the securities markets. Our securities trading, market-making and underwriting activities involve the purchase and sale of securities as a principal, which subjects our capital to significant risks. Market conditions could limit our ability to sell securities purchased or to purchase securities sold in such transactions. If price levels for equity securities decline generally, the market value of equity securities that we hold in our inventory could decrease and trading volumes could decline. In addition, if interest rates increase, the value of debt securities we hold in our inventory would decrease. Rapid or significant market fluctuations could adversely affect our business, financial condition, results of operations and cash flow.

Housing market fluctuations, specifically in North Texas, could adversely impact our banking business.

We are subject to risks as a result of fluctuations in the housing markets. Our loan customers may fail to repay their loans according to the terms, and the collateral securing the payment of these loans may be insufficient to assure repayment. Such loan losses could have a material adverse effect on our operating results. North Texas currently has an oversupply of finished vacant housing which will take some time for the market to absorb. This oversupply may result in a deterioration of our residential construction loan portfolio. Though mortgage rates remain attractive and unemployment in North Texas remains lower than in many other regions of the country, significant fluctuations in mortgage rates and high rates of unemployment could also adversely affect our loan portfolio. A prolonged downturn in the housing market could have a significant adverse effect on our business, financial condition, results of operations and cash flow.

Government actions to stabilize credit markets and financial institutions may not be effective and could adversely affect our competitive position.

The U.S. Government has enacted legislation and created several programs to help stabilize credit markets and financial institutions and restore liquidity, including the Emergency Economic Stabilization Act of 2008, the Troubled Asset Relief Program, the Federal Reserve’s Commercial Paper Funding Facility and Money Market Investor Funding Facility and the FDIC Temporary Liquidity Guarantee Program. Additionally, the governments of many nations have announced similar measures for institutions in their respective countries. There is no assurance that these programs individually or collectively will have beneficial effects in the credit markets, will address credit or liquidity issues of companies that participate in the programs or will reduce volatility or uncertainty in the financial markets. If these programs fail to have their intended effects, it could have a material adverse effect on the financial markets, which in turn could materially and adversely affect our business, financial condition, results of operations, access to credit and the trading price of our common stock. Additionally, we expect to face increased regulation of our industry as a result of the government programs listed above. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities. We also may be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

Current levels of market volatility are unprecedented and could adversely affect us.

The stock and credit markets have been experiencing volatility and disruption for more than twelve months. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, we could experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition, results of operations and cash flow.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different counterparties and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. As a result, defaults by, or even speculation about, one or more financial services institutions, or the financial services industry generally, have led to market wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the receivable due us. Any such losses could be material and could materially and adversely affect our business, financial condition, results of operations and cash flow.

We are subject to risks relating to litigation and potential securities law liabilities.

Many aspects of our business involve substantial risks of liability. In the normal course of our business, we have been subject to claims by clients dealing with matters such as unauthorized trading, churning, mismanagement, breach of fiduciary duty or other alleged misconduct by our employees. We are sometimes brought into lawsuits based on actions of our correspondents. As underwriters, we are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. Prolonged litigation producing significant legal expenses or a substantial settlement or adverse judgment could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Misconduct or errors by our employees or entities with which we do business could harm us and is difficult to detect and prevent.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company. For example, misconduct could involve the improper use or disclosure of confidential information, and error could involve the failure to follow or implement procedures, either of which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter misconduct or errors and the precautions we take to detect and prevent this activity may not be effective in all cases. Our ability to detect and prevent misconduct or errors by entities with which we do business may be even more limited. We may suffer reputational harm for any misconduct or errors by our employees or those entities with which we do business.

Failure to comply with the extensive state and federal laws governing our securities and banking operations, or the regulations adopted by several self-regulatory agencies having jurisdiction over us, could have material adverse consequences for us.

Broker/dealers and banks are subject to regulation in almost every facet of their operations. Our ability to comply with these regulations depends largely on the establishment and maintenance of an effective compliance system as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed non-compliance with these laws or regulations or possibly for the claimed non-compliance of our correspondents. If a claim of non-compliance is made by a regulatory authority, the efforts of our management could be diverted to responding to such claim and we could be subject to a range of possible consequences, including the payment of fines and the suspension of one or more portions of our business. Our clearing contracts generally include automatic termination provisions which are triggered in the event we are suspended from any of the national exchanges of which we are a member for failure to comply with the rules or regulations thereof. Compliance with capital requirements could limit our ability to pay dividends at SWS or may impede our ability to repurchase shares of our capital stock. In addition, today’s economic and political environment calls into question the present regulatory structure and the laws and rules enforced thereunder. As such, it is likely that the rules and regulatory structure with which our business must comply will change. While the nature and scope of these regulatory changes cannot be predicted, they could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our business and prospects, including our ability to attract and retain clients and employees, may be adversely affected if our reputation is harmed.

Our business is subject to significant reputational risks. If we fail, or appear to fail, to deal appropriately with various legal, regulatory or business issues, our reputation, business and prospects, including our ability to attract and retain clients and employees, could be seriously harmed. This could be the case not only in situations involving actual violations of law but also in circumstances where no laws have been violated. Our reputation could be harmed in many different ways, including as a result of perceived or actual failure to address conflicts of interest or ethical issues; failure to comply with legal or regulatory requirements; allegations of money laundering; violation of privacy policies; failure to properly maintain client and employee personal information; failure to maintain adequate or accurate records; allegations of unfair sales and trading practices; and improper identification of the legal, reputational, credit, liquidity and market risks inherent in our products. Publicity of a failure to appropriately address these issues could result in litigation claims or subject us to enforcement actions, fines and penalties and cause us to incur related costs and expenses. Legal liability or regulatory actions as a result of negative publicity could in turn cause significant additional reputational harm.

Risks Related To Our Company

Our securities business is subject to numerous operational risks.

We must be able to consistently and reliably obtain securities pricing information, process client and investor transactions and provide reports and other customer service to our clients and investors. Any failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-

regulatory authorities, as well as to claims by our clients. If any of our financial, portfolio accounting or other data processing systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, a financial loss, a disruption of our businesses, liability to clients, regulatory problems or damage to our reputation. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. In addition, our operations are dependent upon information from, and communications with, third parties, and operational problems at third parties may adversely affect our ability to carry on our business.

Our business is significantly dependent on net interest margins.

The profitability of our margin lending business depends to a great extent on the difference between interest income earned on margin loans and investments of customer cash and the interest expense paid on customer cash balances and borrowings. The earnings and cash flows of the Southwest Securities, FSB (the “Bank”) are also dependent upon the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds.

Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, could affect the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings. Such changes could also affect our ability to originate loans and obtain deposits and the fair value of our financial assets and liabilities. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore our earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

Our margin lending, stock lending, securities execution, bank lending and mortgage purchase businesses are all subject to credit risk.

Credit risk in all areas of our business increases if securities prices decline rapidly because the value of our collateral could fall below the amount of indebtedness it secures. In rapidly appreciating markets, credit risk increases due to short positions. Our securities lending business subjects us to credit risk if a counterparty fails to perform. In securities transactions we are subject to credit risk during the period between the execution of a trade and the settlement by the customer.

Our banking group is exposed to the risk that our loan customers may not repay their loans in accordance with their terms, the collateral securing the loans may be insufficient or our loan loss reserve may be inadequate to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral. Our mortgage warehousing activities subject us to credit risk while mortgages are purchased and held for resale.

Significant failures by our customers, including correspondents, or clients to honor their obligations, together with insufficient collateral and reserves, could have a material adverse effect on our business, financial condition, results of operations and cash flow.

If our allowance for loan losses is not sufficient to cover actual loan losses, the profitability of our banking segment could decrease.

Our loan customers may fail to repay their loans according to the terms, and the collateral securing the payment of these loans may be insufficient to assure repayment. Such loan losses could have a material adverse effect on our operating results. We make various assumptions, estimates and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on a number of factors, including our own experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustments may be necessary that would have a material adverse effect on our operating results.

The Bank’s mortgage, residential construction, commercial real-estate and commercial lending businesses are dependent on the general health of the North Texas economy.

The Bank’s residential construction, commercial real estate, commercial and mortgage lending businesses are dependent on the general health of the North Texas economy. A significant downturn in the local North Texas economy could adversely affect these lines of business, and consequently our financial condition, results of operations and cash flow.

We depend on the highly skilled, and often specialized, individuals we employ, particularly certain personnel in our loan production, private client group, securities lending and trading businesses.

Competition for the services of these employees is intense, and we cannot guarantee that our efforts to retain such personnel will be successful. We generally do not enter into employment agreements or noncompetition agreements with our employees. Our business, financial condition, operating results and cash flow could be materially impacted if we were to lose the services of certain of our loan production, private client group, securities lending or trading professionals.

We face strong competition from larger firms.

The financial services business is intensely competitive and we expect it to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. Many of our competitors have a broader range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more professionals to serve their clients’ needs and better established relationships with clients than we have. These larger competitors may be better able to respond to industry change, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share generally.

The industry in which we compete has undergone a period of consolidation.

We face intense competition for the clients that we serve and the products and services we offer. There has been significant consolidation as financial institutions with which we compete have been acquired by or merged into or acquired other firms. This consolidation may continue. Competition is based on many factors, including the range of products and services offered, pricing, customer service, brand recognition, reputation and perceived financial strength. Consolidations may enable other firms to offer a broader range of products and services than we do, or offer such products at more competitive prices.

We face liquidity risk, which is the potential inability to repay short-term borrowings with new borrowings or assets that can be quickly converted into cash while meeting other obligations and continuing to operate as a going concern.

Our liquidity may be impaired due to circumstances that we may be unable to control, such as general market disruptions or an operational problem that affects our trading clients, third parties or ourselves. Our ability to sell assets may also be impaired if other market participants are seeking to sell similar assets at the same time. Our inability to borrow funds or sell assets to meet maturing obligations would have an adverse effect on our business, financial condition, results of operations and cash flow.

We depend on our computer and communications systems and an interruption in service would negatively affect our business.

Our businesses rely on electronic data processing and communications systems. The effective use of technology allows us to better serve clients, increases efficiency and enables firms to reduce costs. Our continued success will depend, in part, upon our ability to successfully maintain and upgrade the capability of our systems, our ability to address the needs of our clients by using technology to provide products and services that satisfy their demands and our ability to retain skilled information technology employees. Significant malfunctions or failures of our computer systems or any other systems in the trading process (e.g., record retention and data processing functions performed by third parties, and third party software, such as Internet browsers) could cause delays in customer trading activity. Such delays could cause substantial losses for customers and could subject us to claims from customers for losses, including litigation claiming fraud or negligence. In addition, if our computer and communications systems fail to operate properly, regulations would restrict our ability to conduct business. Any such failure could prevent us from collecting funds relating to customer transactions, which would materially impact our cash flow. Any computer or communications system failure or decrease in computer system performance that causes interruptions in our operations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our computer systems and network infrastructure could be vulnerable to security problems.

Hackers may attempt to penetrate our network security which could have a material adverse effect on our business. A party who is able to penetrate our network security could misappropriate proprietary information. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, discoveries in the field of cryptography and other discoveries, events or developments could lead to a compromise or breach of the algorithms that our licensed encryption and authentication technology uses to protect such confidential information. We may be required to expend significant capital and resources and engage the services of third parties to protect against the threat of such security, encryption and authentication technology breaches or to alleviate problems caused by such breaches. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our portfolio trading business is highly price competitive and serves a very limited market.

Our portfolio trading business serves one small component of the portfolio trading execution market with a small customer base and a high service model, charging competitive commission rates. Consequently, growing or maintaining market share is very price sensitive. We rely upon a high level of customer service and product customization to maintain our market share; however, should prevailing market prices fall, the size of our market segment decline or our customer base decline, our profitability would be adversely impacted.

Our existing correspondents may choose to perform their own clearing services.

As our correspondents’ operations grow, they often consider the option of performing clearing functions themselves, in a process referred to as “self-clearing.” As the transaction volume of a broker/dealer grows, the cost of implementing the necessary infrastructure for self-clearing may be offset eventually by the elimination of per transaction processing fees that would otherwise be paid to a clearing firm. Additionally, performing their own clearing services allows self-clearing broker/dealers to retain their customers’ margin balances, free credit balances and securities for use in margin lending activities. Significant losses to self-clearing could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Several of our product lines rely on favorable tax treatment and changes in federal tax law could impact the attractiveness of these products to our customers.

We offer a variety of services and products, such as Individual Retirement Accounts and municipal bonds that rely on favorable federal income tax treatment to be attractive to our customers. Should favorable tax treatment of these products be eliminated or reduced, sales of these products could be materially impacted, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Strategic investments or acquisitions may result in additional risks and uncertainties in our business.

We intend to grow our core businesses through both internal expansion and through strategic investments and acquisitions. To the extent we make strategic investments or acquisitions, we face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls, and to integrate relationships with clients, vendors, and business partners. Acquisitions pose the risk that any business we acquire may lose clients or employees or could under-perform relative to expectations.

Risk management processes may not fully mitigate exposure to the various risks that we face, including market, liquidity and credit risk.

We continue to refine our risk management techniques, strategies and assessment methods on an ongoing basis. However, risk management techniques and strategies, both ours and those available to the market generally, may not be fully effective in mitigating our risk exposure in all economic market environments or against all types of risk. For example, we might fail to identify or anticipate particular risks that our systems are capable of identifying, or the systems that we use, and that are used within the industry generally, may not be capable of identifying certain risks. Some of our strategies for managing risk are based upon our use of observed historical market behavior. We apply statistical and other tools to these observations to quantify our risk exposure. Any failures in our risk management techniques and strategies to accurately quantify our risk exposure could limit our ability to manage risks. In addition, any risk management failures could cause our losses to be significantly greater than the historical measures indicate. Further, our quantified modeling does not take all risks into account. As a result, we also take a qualitative approach in reducing our risk. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses.

Insurance Risks.

Our operations and financial results are subject to risks and uncertainties associated with the increasing costs and regulatory changes related to our use of a combination of insurance, self-insured retention and self-insurance for a number of risks, including, without limitation, property and casualty, workers’ compensation, general liability, and the company-funded portion of employee-related health care benefits. While the nature and scope of increasing costs and regulatory changes cannot be predicted, they could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Risks Related To This Offering and Our Securities

Our future capital needs could result in dilution of your investment.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. These issuances may dilute the ownership interests of purchasers of our common stock or other securities in this offering and may dilute the per share book value of our common stock. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then current stockholders.

The market price of our common stock may decline after this offering.

The possibility that substantial amounts of shares of our common stock or other securities may be sold in the public market may cause prevailing market prices for our common stock to decrease. Additionally, because stock prices generally fluctuate over time, there is no assurance purchasers of common stock or other securities in the offering will be able to sell shares of common stock or other securities after the offering at a price equal to or greater than the actual purchase price. Purchasers should consider these possibilities in determining whether to purchase shares of common stock or other securities and the timing of any sale of shares of common stock or other securities.

We have broad discretion as to how we spend or apply the net proceeds of this offering. Our failure to effectively use these proceeds could adversely affect our ability to earn profits.

We intend to use the net proceeds we receive from this offering primarily for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities and capitalizing the Bank. However, our management has not designated a specific use for any of the net proceeds. We will have significant flexibility in applying net proceeds, but our failure to apply these funds effectively could reduce our profitability.

Our stock price may be volatile.

Stock price volatility may make it more difficult for you to resell any common stock purchased when you want and at prices you find attractive. Our stock price may fluctuate significantly in response to a variety of factors including, among other things:

•	actual or anticipated variations in quarterly results of operations;

•	recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in the banking and financial services industry;

•	perceptions in the marketplace regarding us and/or our competitors;

•	new technology used, or services offered, by us or our competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	changes in government regulations; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. Because we are a holding company, our cash flow and consequent ability to pay dividends and satisfy our obligations under securities we issue are dependent upon the earnings of our subsidiaries and the distribution of those earnings as dividends or loans or other payments by those subsidiaries to us. The ability of the Bank to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends under federal and state bank regulatory requirements. Our broker/dealer subsidiaries are subject to various capital adequacy requirements promulgated by regulatory authorities which may restrict our ability to withdraw capital from our broker/dealer subsidiaries by dividends, loans or other payments. If we do not satisfy these regulatory requirements, we will be unable to pay dividends on our common stock.

An investment in our securities is not an insured deposit.

Our securities are not bank deposits and, therefore, are not insured against loss by the FDIC, any deposit insurance fund or by any other public or private entity. Investment in our securities is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and in the documents incorporated by reference herein and is subject to the same market forces that affect the price of securities in any company. As a result, if you acquire our securities, you may lose some or all of your investment.

Our certificate of incorporation and bylaws, as well as certain banking laws, could decrease our chances of being acquired even if our acquisition is in the best interests of holders of our securities.

Provisions of our certificate of incorporation and bylaws, applicable Delaware law and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to the holders of our securities. The combination of these provisions impedes a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our securities.

Our issuance of preferred stock could adversely affect holders of our common stock and other series of preferred stock and discourage a takeover.

Our board of directors is authorized to issue up to 100,000 shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock or other series of preferred stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue preferred stock in the future that has preference over our common stock or other series of preferred stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock or other series of preferred stock, the rights of the holders of our common stock or other series of preferred stock or the market price of our common stock or other series of preferred stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to holders of our securities.

There is no public market for some of the securities offered by this prospectus.

There is no existing trading market for the securities, except for our common stock, offered by this prospectus. We can provide no assurance regarding the development of a market for these securities, the ability of the holders to sell the securities or the price at which the holders may be able to sell the securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The phone number is 1-800-732-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facility maintained by the SEC at the address set forth above, and copies of all or any part of the registration statement may be obtained from such office upon payment of the fees prescribed by the SEC. In addition, the registration statement may be accessed at the SEC’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are made available free of charge on our website at http://www.swsgroupinc.com as soon as reasonably practicable after we electronically file such material with, or otherwise furnish it to, the SEC. Information on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference in this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). You should direct any requests for copies to:

SWS Group, Inc.

1201 Elm Street, Suite 3500,

Dallas, TX 75270

Attention: Corporate Secretary

(214) 859-1800

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we make with the SEC under Sections l3(a), l3(c), 14 or l5(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering:

•	Our Annual Report on Form 10-K for the year ended June 26, 2009, as filed with the SEC on September 9, 2009;

•

The information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended June 26, 2009 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 8, 2009;

•	Our Current Report on Form 8-K filed with the SEC on October 1, 2009;

•	Our Current Report on Form 8-K filed with the SEC on October 15, 2009; and

•

The description of our common stock, which is contained in our registration statement on Form 8-A, filed with the Commission on September 19, 1997, as updated or amended in any amendment or report filed for such purpose.

All filings filed by us pursuant to the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words.

The forward-looking statements contained and incorporated by reference in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following:

•	the interest rate environment;

•	the volume of trading in securities;

•	the liquidity in capital markets;

•	the volatility and general level of securities prices and interest rates;

•	the level of customer margin loan activity and the size of customer account balances;

•	the demand for housing in the North Texas area and the national market;

•	the credit-worthiness of our correspondents, counterparties in securities lending transactions and of our banking and margin customers;

•	the demand for investment banking services;

•	general economic conditions and investor sentiment and confidence;

•	competitive conditions in each of our business segments;

•	changes in accounting, tax and regulatory compliance requirements; and

•	the ability to attract and retain key personnel.

Our future operating results also depend on our operating expenses, which are subject to fluctuation due to:

•	variations in the level of compensation expense incurred as a result of changes in the number of total employees, competitive factors, or other market variables;

•	variations in expenses and capital costs, including depreciation, amortization and other non-cash charges incurred to maintain our infrastructure; and

•	unanticipated costs which may be incurred from time to time in connection with litigation or other contingencies.

These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. All forward-looking statements we make speak only as of the date on which they are made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including the following:

•	repayment or refinancing of debt;

•	acquisitions;

•	working capital;

•	capital expenditures;

•	repurchases and redemptions of securities; and

•	capitalizing the Bank.

Pending any specific application, we may invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended
	June 26, 2009	June 27, 2008	June 29, 2007	June 30, 2006	June 24, 2005
Ratio of Earnings to Fixed Charges(1)	1.36	1.27	1.28	1.31	1.54

(1)

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income tax expense and fixed charges consist of interest expense and a portion of rental expense on operating leases deemed to be representative of an interest factor.

DESCRIPTION OF DEBT SECURITIES

The debt securities we may offer by this prospectus will be our general unsecured obligations. We may issue senior debt securities on a senior unsecured basis under one or more separate indentures between us and a trustee that we will name in a prospectus supplement (a “senior indenture”). We may issue subordinated debt securities under one or more separate indentures between us and a trustee that we will name in a prospectus supplement (a “subordinated indenture”). We refer to the senior indentures and the subordinated indentures collectively as the “indentures.” The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of SWS Group’s unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, our senior debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the form of senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

Provisions Applicable to Each Indenture

General. The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt or securities that SWS Group may issue. SWS Group may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

SWS Group conducts substantial operations through subsidiaries, and those subsidiaries generate substantial operating income and cash flow. As a result, distributions or advances from those subsidiaries are a significant source of funds needed to meet the debt service obligations of SWS Group. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of SWS Group to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the debt securities. Specifically, the ability of the Bank to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends under federal and state bank regulatory requirements. Our broker/dealer subsidiaries are subject to various capital adequacy requirements promulgated by regulatory authorities which may restrict our ability to withdraw capital from our broker/dealer subsidiaries by dividends, loans or other payments. In addition, unless the subsidiaries provide a subsidiary guarantee, holders of the debt securities will have a junior position to the claims of creditors of the subsidiaries of SWS Group on their assets and earnings.

The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities if we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms. The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of SWS Group or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

SWS Group may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If SWS Group sells these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If SWS Group sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets. The indentures generally permit a consolidation or merger between SWS Group and another entity. They also permit SWS Group to sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets. SWS Group has agreed, however, that it will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•

if it is not the continuing entity, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of its covenants and obligations under the indenture and the debt securities.

Upon any such consolidation or merger in which SWS Group is not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving SWS Group, the resulting entity or transferee will be substituted for SWS Group under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, SWS Group will be released from the applicable indenture.

Events of Default. Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to make any sinking fund payment when required for that series for 30 days;

•

failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of SWS Group; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

•

with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

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with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require SWS Group to file each year with the trustee a written statement as to its compliance with the covenants contained in the applicable indenture.

Modification and Waiver. Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•

make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to provide for the assumption of the obligations under the indenture of SWS Group by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights SWS Group has under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

•

to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at SWS Group’s option, either of the following will occur:

•	SWS Group will be discharged from its obligations with respect to the debt securities of that series (“legal defeasance”); or

•

SWS Group will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of SWS Group to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law. New York law will govern the indentures and the debt securities.

Trustee. If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of the necessary number of holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent SWS Group designates. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents SWS Group initially designates, SWS Group may at any time rescind that designation or approve a change in the location through which any transfer agent acts. SWS Group is required to maintain an office or agency for transfers and exchanges in each place of payment. SWS Group may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, SWS Group will not be required to register the transfer or exchange of:

•

any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent. Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At SWS Group’s option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. SWS Group may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices. Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities. SWS Group will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to SWS Group and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and SWS Group may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination. Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, SWS Group may not make any payment of principal or any premium or interest on the subordinated debt securities if it fails to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect SWS Group’s obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that SWS Group may incur. As a result of the subordination of the subordinated debt securities, if SWS Group becomes insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in a prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of SWS Group, unless the debt states that it is not senior to the subordinated debt securities or other junior debt of SWS Group. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which have been filed as exhibits to our registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.10 per share, and 100,000 shares of preferred stock, par value $1.00 per share, issuable in one or more series, with such dividend rates, liquidation preferences, redemption, conversion and voting rights and such further designations, powers, preferences, rights, limitations and restrictions as may be fixed and determined by our board of directors, all without action of our stockholders.

As of October 16, 2009, 27,363,509 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Subject to the preferential rights of any outstanding series of preferred stock, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to our stockholders. Since the common stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all the directors of SWS Group and, in that event, the holders of the remaining shares will not be able to elect any directors. The holders of our common stock are entitled to participate fully in dividends, if any are declared by the board of directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock are and will be subject to any prior rights of outstanding shares of our preferred stock. We have historically paid regular quarterly cash dividends on our common stock. The holders of our common stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. Our common stock is not assessable.

Preferred Stock

Our board of directors may establish, without stockholder approval, one or more series of our preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our board of directors may designate. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances.

The prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock designation with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used by an incumbent board of directors to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction. Alternatively, such an issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. The issuance of preferred stock could adversely affect the voting power of the common stockholders. It could also affect the likelihood that holders of the common stock will receive dividend payments and payments upon liquidation. Although the board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of the stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

Business Combinations under Delaware Law

We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, which is a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the time the person becomes an interested stockholder. These restrictions do not apply if:

•	before the person becomes an interested stockholder, our board of directors approves the transaction in which the person becomes an interested stockholder or the business combination;

•

upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of a least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation, as amended, and our bylaws contain provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.

Removal of Directors

Any director may be removed from office, with or without cause, only by the affirmative vote of a majority of the then outstanding shares entitled to vote for an election of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare; 350 Indiana Street, Suite 750; Golden, Colorado 80401.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of debt securities, common stock, preferred stock, rights or other securities of the company or any other entity. The company may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between the company and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we may offer will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker/dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

The offer and sale of any securities by Southwest Securities, Inc., our principal brokerage subsidiary, will comply with the requirements of Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a member firm’s offer and sale of securities of an affiliate. As required by Rule 2720, any such offer and sale will not be made to any discretionary account without the prior approval of the customer.

FINRA Rule 5110 requires FINRA members firms (unless there is an available exemption) to satisfy the filing requirements of Rule 5110 in connection with the sale of the securities included in this registration statement of which this prospectus forms a part on a principal or agency basis. NASD (now named FINRA) Notice to Members 88-101 states that in the event any securities are to be sold under this prospectus through a member of the FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the FINRA and disclosing to the FINRA the information contained in Rule 5110. Further, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the sale of the securities by the Company or any resales by a selling shareholder under this registration statement (or any prospectus or prospectus supplement), which total compensation may not exceed 8%.

LEGAL MATTERS

The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

The consolidated statements of financial condition of SWS Group, Inc. and subsidiaries as of June 26, 2009 and June 27, 2008 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended June 26, 2009, the effectiveness of SWS Group’s internal control over financial reporting as of June 26, 2009, and Schedule I incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

$95,000,000

SWS Group, Inc.

            % Senior Convertible Notes due 2015

P R O S P E C T U S

BofA Merrill Lynch

December     , 2010